EXECUTION VERSION

LOAN AND SECURITY AGREEMENT
among
GOLDMAN SACHS BANK USA,
as Administrative Agent,
GOLDMAN SACHS BANK USA, AND THE PERSONS FROM TIME TO TIME PARTY HERETO AS LENDERS,
each a Lender,
and

REDFINNOW BORROWER LLC,
as Borrower

Dated as of July 26, 2019

The portions of this exhibit marked by [***] have been omitted because the information is both not material and would likely cause competitive harm to us if publicly disclosed.

SCHEDULES
SCHEDULE 1    REPRESENTATIONS AND WARRANTIES RE: PROPERTY
SCHEDULE 2    LENDER MAXIMUM FUNDING AMOUNTS
SCHEDULE 3    ACQUISITION PARAMETERS
SCHEDULE 4    PROPERTY DOCUMENTS
SCHEDULE 5    INSURANCE REQUIREMENTS
SCHEDULE 6    GUARANTOR COMPETITORS

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EXHIBITS
EXHIBIT A    FORM OF ADVANCE REQUEST
EXHIBIT B    FORM OF ASSET SCHEDULE
EXHIBIT C    FORM OF SECTION 6 CERTIFICATE
EXHIBIT D    FORM OF PROPERTY MANAGEMENT REPORT
EXHIBIT E    FORM OF BORROWER POWER OF ATTORNEY
EXHIBIT F    FORM OF DILIGENCE AGENT CERTIFICATION
EXHIBIT G    FORM OF COMPLIANCE CERTIFICATE
EXHIBIT H    FORM OF BENEFICIAL OWNERSHIP CERTIFICATE

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LOAN AND SECURITY AGREEMENT
This is a LOAN AND SECURITY AGREEMENT, dated as of July 26, 2019, among REDFINNOW BORROWER LLC, a Delaware limited liability company (the “Borrower”), GOLDMAN SACHS BANK USA, as lender and the persons from time to time party hereto as lenders (each, a “Lender” and collectively, the “Lenders”) and GOLDMAN SACHS BANK USA, in its capacity as administrative agent acting for and on behalf of the Lenders (the “Administrative Agent”).
PRELIMINARY STATEMENTS
The Borrower has requested that the Lender make advances for the acquisition of certain Eligible Properties (as defined in this Agreement) and which Eligible Properties and related contracts and leases shall be pledged to the Administrative Agent to secure such advances.
The Lenders are willing to extend such credit on the terms and subject to the conditions set forth herein.
Section 1.Definitions. As used herein, the following terms shall have the following meanings.
“Accelerated Repayment Date” shall have the meaning set forth in Section 13(a)(i).
“Account Owner” shall have the meaning set forth in Section 6(i).
“Acquisition Date” shall mean, with respect to any Financed Property, the date on which such Financed Property was first purchased or acquired by a Borrower-Related Party, as set forth in the final settlement statement with respect to such Financed Property.
“Acquisition Parameters” shall mean, with respect to any Financed Property, the acquisition parameters set forth on Schedule 3, as such acquisition parameters may be updated from time to time by the Borrower and approved by the Administrative Agent in its sole (but reasonable) discretion.
“Additional Permitted Lien” shall mean materialmen’s, mechanic’s, carrier’s, workmen’s, repairmen’s and similar Liens on such Financed Property, arising in the ordinary course of business, in an amount that would not reasonably be expected to constitute a Property Material Adverse Effect and for which a Borrower-Related Party is contesting in good faith.
“Adjusted Tangible Net Worth” shall mean, with respect to a Person, (a) the sum, without duplication, of the Net Worth of such Person, minus (b) all intangible assets, including capitalized servicing rights, goodwill, patents, tradenames, trademarks, copyrights, franchises, receivables from Affiliates or employees, and any other asset as shown as an intangible asset on the balance sheet of such Person on a consolidated basis and determined in accordance with GAAP.
“Administrative Agent” shall mean Goldman Sachs Bank USA, in its capacity as administrative agent for and on behalf of the Lenders, together with its successors and assigns.

“Administrative Agent Diligence Cap” shall have the meaning set forth in the Administrative Agent Fee Letter.
“Administrative Agent Fee Letter” shall mean that certain fee letter dated as of the date of this Agreement among the Borrower and the Administrative Agent.
“Advance” shall have the meaning set forth in Section 2(f)(i).
“Advance Reduction” or “Advance Reductions” shall have the meaning set forth in Section 2(i)(ii).
“Advance Request” shall mean a request from the Borrower to the Administrative Agent for the Lenders to make an Advance to the Borrower in the form attached hereto as Exhibit A.
“Advance Value” shall mean, as of any date of determination with respect to any Financed Property, the lowest applicable amount set forth in the following chart under the heading “Advance Value,” based on the characteristics of the Financed Property and the number of days elapsed since the initial Acquisition Date of the Advance made with respect thereto:

Characteristics of Financed Property/Time Period Since Initial Acquisition Date	Advance Value the lesser of:
Acquisition Date to and including [***] days following the Acquisition Date	(i) [***]% of the Asset Purchase Price for such Eligible Property; or (ii) [***]% of the Property Value for such Eligible Property
From the date that is [***] days following the Acquisition Date to and including [***] days following the Acquisition Date	(i) [***]% of the Asset Purchase Price for such Eligible Property; or (ii) [***]% of the Property Value for such Eligible Property
From the date that is [***] days following the Acquisition Date to and including [***] days following the Acquisition Date	(i) [***]% of the Asset Purchase Price for such Eligible Property; or (ii) [***]% of the Property Value for such Eligible Property
From and after the date that is 365 days following the Acquisition Date	0% of the Asset Purchase Price for such Eligible Property

“Advances Outstanding” shall mean, as of any date of determination, the aggregate amount of all Outstanding Advance Amounts on such date.
“Affiliate” shall mean, with respect to any Person, (i) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person or (ii) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote fifty percent (50%) or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Aggregate Repayment Amount” shall mean, as of any date, the sum of the then-outstanding Repayment Amounts in respect of Advances Outstanding.
“Agreement” shall mean this Loan and Security Agreement among the Administrative Agent, the Lenders and the Borrower, dated as of the date hereof, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) One-Month LIBOR on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or One-Month LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or One-Month LIBOR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest to the LIBO Rate pursuant to Section 4(e), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Alternate Base Rate shall be less than 0.50% per annum as determined in accordance with the foregoing clauses (a) and (b), such rate shall be deemed to be 0.50% per annum for purposes of this Agreement.
“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act or any other law applicable to the Borrower or any of its Affiliates that prohibits, inter alia, the bribery of foreign officials to gain a business advantage.
“Anti-Money Laundering Laws” shall mean applicable laws or regulations in any jurisdiction in which the Borrower is located or doing business that relate to money laundering, any predicate crime to money laundering or any financial record-keeping and reporting requirements related thereto.
“Applicable Rate” shall mean, for any date, the Pricing Rate or, upon notice of the Administrative Agent, if an Event of Default has occurred and is continuing, the Default Rate.
“Asset Management Agreement” shall mean the Asset Management and Transition Services Agreement, dated as of the date of this Agreement, by and among the Asset Manager, the Borrower and Administrative Agent as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Asset Manager” shall mean RDFN Ventures, Inc.

“Asset Manager Removal Event” shall mean the occurrence of any of the following: (a) any Event of Default (other than Section 12(m)(occurrence of Asset Manager Removal Event)), (b) fraud, gross negligence, willful misconduct, or misappropriation of funds by the Asset Manager, (c)  Asset Manager shall cease to be duly licensed and qualified to do business under the laws of any jurisdiction in which a Financed Property is located that is not cured within thirty (30) days, unless such license and qualification is not required, (d) Asset Manager shall become the subject of or a defendant in any material action, suit, proceeding, investigation, audit or sanctions by any Governmental Authority, (e) any Insolvency Event with respect to Asset Manager, (f) termination of the Asset Management Agreement or (g) a material breach under the Asset Management Agreement by Asset Manager that is not cured within thirty (30) days (or such shorter time period provided in the Asset Management Agreement) after the earlier of (i)  actual knowledge of such material breach by the Asset Manager or the Borrower or (ii) the date upon which the Asset Manager or the Borrower receives written notice of such material breach from the Administrative Agent.
“Asset Purchase Price” shall mean, with respect to any Property, (i) the Borrower-Related Party’s offer price for such Property that has been accepted by the related Transferor minus (ii) the sum of (A) the Borrower-Related Party’s service fee, which shall be based on a percentage of such offer price, (B) the Borrower-Related Party’s fees charged to the related Transferor for repairs affecting such Property’s functions, and (C) the Borrower-Related Party’s fees charged to the related Transferor for such Transferor’s possession of such Property after the Acquisition Date.
“Asset Schedule” shall mean, with respect to any Advance Request as of any date, an asset schedule in the form of a computer tape or other electronic medium generated by the Borrower and delivered to the Administrative Agent, which provides information relating to the Financed Properties and the proposed Eligible Properties with respect to which Borrower is requesting Advances in a format containing the fields specified on Exhibit B (as such exhibit may be updated from time to time as mutually agreed to in writing by the Borrower and the Administrative Agent).
“Assigned Documents” shall have the meaning set forth in Section 7(a)(i).
“Assignment and Acceptance” shall have the meaning set forth in Section 15(a).
“Beneficial Ownership Certification” means a certification in the form of Exhibit H or such other form regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” shall have the meaning set forth in the preamble.
“Borrower Confidential Information” shall mean all information designated in writing as confidential, provided in response to the Administrative Agent’s due diligence requests (other than any such information that is publicly available) or that would reasonably be expected to be confidential in nature (including any financial and/or proprietary information) provided to any Lender or to the Administrative Agent by any Borrower-Related Party, the Guarantor or any Affiliate thereof.

“Borrower Parties” shall mean any one or more of the Borrower and the Pledgor, as applicable.
“Borrower-Related Party” shall mean each of the Borrower Parties, Asset Manager and their respective Affiliates.
“Business Day” shall mean (A) a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or State of Texas, or (iii) any day that constitutes a company holiday for the Guarantor; provided, that the Guarantor communicates such holiday to the Administrative Agent at least thirty days (30) days prior to such day and (B) if the applicable Business Day relates to any computation or payment to be made with respect to One-Month LIBOR, any day on which dealings in dollar deposits are carried on in the London interbank market.
“CapEx Funds” has the meaning specified in Section 4(f)(iv).
“Capital Stock” shall mean, as to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including any and all member, partnership or other equivalent interests (including, for the avoidance of doubt, any undivided trust interests and special units of beneficial interest) in any limited liability company, limited partnership, trust, and any and all warrants or options to purchase any of the foregoing, including all rights to participate in the operation or management of such Person and all rights to such Person’s properties, assets, interests and distributions under the related organizational documents in respect of such Person. “Capital Stock” also includes (i) all accounts receivable arising out of the related organizational documents of such Person; (ii) all general intangibles arising out of the related organizational documents of such Person; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such Person).
“Capital Expenditures” for any period means amounts expended for replacements and alterations to a Financed Property and required to be capitalized according to GAAP.
“Cash Equivalents” means securities with maturities of ninety (90) days or fewer from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof.
“Change in Control” shall mean:
(a)    any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act and the rules promulgated thereunder) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of Guarantor’s outstanding Voting Stock;
(b)    any transaction or event as a result of which the Guarantor ceases to own directly or indirectly, legally and beneficially, 100% of the Voting Stock of the Pledgor;

(c)    any transaction or event as a result of which the Pledgor ceases to own, legally and beneficially, 100% of the Voting Stock of the Borrower; or
(d)    any transfer, whether directly or indirectly through its direct or indirect subsidiaries, of all or substantially all of any of the Borrower’s, the Pledgor’s or the Guarantor’s assets (determined on a consolidated basis and excluding internal reorganizations and ordinary course property sales and securitizations and transactions contemplated under this Agreement).
“Closing Date” shall mean the date of this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall have the meaning set forth in Section 7(a).
“Collection Account” shall have the meaning set forth in the Pricing Side Letter.
“Collection Account Bank” shall mean Wells Fargo Bank, N.A., or any other bank as is mutually agreed to in writing by the Borrower and the Administrative Agent.
“Collection Account Control Agreement” shall mean the account control agreement dated on or prior to the date of the initial Advance, among the Borrower, the Administrative Agent and the Collection Account Bank, which shall provide the Administrative Agent with sole control of the Collection Account and shall be in form and substance acceptable to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Concentration Limit” shall mean, on any date of determination, the Advances Outstanding with respect to Financed Properties located in any single Market shall not exceed $[***].
“Concentration Limit Advance Reduction” or “Concentration Limit Advance Reductions” shall have the meaning set forth in Section 2(i)(iii).
“Concentration Limit Breach” shall mean any breach of a Concentration Limit and such breach continues unremedied for a period of one (1) Business Day.
“Confidential Information” shall have the meaning set forth in Section 26(b).
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contractual Obligation” shall mean, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.
“Costs” shall have the meaning set forth in Section 14(a).

“CSA” shall mean a Combined Statistical Area as determined by the U.S. Office of Management and Budget.
“Custodian” shall mean a third party appointed by the Administrative Agent after the occurrence of a Mortgage Event and its permitted successors and assigns under the Custody Agreement.
“Custody Agreement” shall mean a custodian agreement between the Custodian and the Administrative Agent executed after the occurrence of a Mortgage Event (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement) in a form reasonably acceptable to the Borrower.
“Deed” shall mean, with respect to a Property, the instrument or document required by the law of the jurisdiction in which the Property is located to convey fee title.
“Default” shall mean an event that, with notice or lapse of time or both, would become an Event of Default.
“Default Rate” shall mean a rate equal to the sum of (a) the Pricing Rate plus (b) three hundred (300) basis points (3.00%) per annum.
“Diligence Agent” shall mean Green River Capital, LLC or any successor thereto as mutually agreed upon by the Borrower and the Administrative Agent.
“Diligence Agent Agreement” shall mean that certain Evaluation Services Agreement, to be entered into between the Diligence Agent, the Administrative Agent, the Borrower and Red Bell Real Estate, LLC.
“Direction Letter” shall mean a written direction letter delivered by the Borrower to the Administrative Agent, as the same may be amended, joined, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Disclosing Party” shall have the meaning set forth in Section 26(a).
“Dollars” and “$” shall mean lawful money of the United States of America.
“Early Amortization Event” shall mean the occurrence of any Early Amortization Trigger.
“Early Amortization Event Repayment Period” shall mean the period commencing on the date on which any Early Amortization Event occurs and ending on the Facility Termination Date; provided, however, that, if for a continuous period of three (3) consecutive months following the occurrence of such Early Amortization Event, (i) no additional Early Amortization Event has occurred and (ii) the facts that gave rise to the Early Amortization Trigger with respect to such Early Amortization Event are not continuing, the Early Amortization Event Repayment Period will automatically end.
“Early Amortization Trigger” shall mean the occurrence of any of the following:

(i)    an Event of Default shall have occurred; or
(ii)    an Extension Term shall have occurred.
“Eligible Property” shall mean a Property with respect to which each of the representations and warranties set forth on Schedule 1 is true, complete and correct in all respects, after giving effect to any waiver thereof by the Administrative Agent pursuant to (i) Section 2(f)(iv) and the applicable Advance Request or (ii) a request for such waiver by the Borrower following the Funding Date for such Property (for the avoidance of doubt, a Property that was an Eligible Property subject to a waiver request shall be deemed to remain an Eligible Property until the earlier of (a) five (5) Business Days from the date of delivery of such waiver or (b) Administrative Agent denies such waiver request in writing); provided, however, that satisfaction of the representations and warranties contained in Schedule 1 shall not be required if the Administrative Agent is satisfied, in its sole discretion, that such Property may be deemed to be an Eligible Property.
“Environmental Law” shall mean any federal, state, regional or local law, statute, rule, code, regulation, ordinance, permit, license or judicial or administrative decision, requirement or order relating to the manufacture, transport, use, handling, labeling, treatment, storage, recycling, disposal, release or threatened release, or remediation or removal of, or exposure to or injury caused by, Hazardous Materials or the protection of human health or safety (to the extent related to Hazardous Materials), or the environment (including air, surface or subsurface land and waters and natural resources), in each case as amended from time to time, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign analogues, counterparts or equivalents.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any Person which, together with the Borrower is treated, as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer described in Section 414(m) or (o) of the Code.
“Event of Default” shall have the meaning set forth in Section 12.
“Event of ERISA Termination” shall mean (i) with respect to any Plan, a Reportable Event, or (ii) the withdrawal of the Borrower or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by the Borrower or any ERISA Affiliate thereof to meet the minimum funding standard of

Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or any ERISA Affiliate thereof to terminate any Plan other than a standard termination under Section 4041(b) of ERISA, or (v) the failure to meet the requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by the Borrower or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for the Borrower or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430 (k) of the Code with respect to any Plan.
“Exchange Act” shall mean the Securities Exchange Act of 1934.
“Excluded Taxes” shall have the meaning set forth in Section 6(e).
“[***]” shall have the meaning specified in Section 31.
“Extension Request” has the meaning specified in Section 2(n).
“Extension Term” has the meaning specified in Section 2(n).
“Extraordinary Custodian Agent Expenses” shall mean, for any Remittance Date (i) any actual out-of-pocket, documented and permitted costs and expenses incurred by the Custodian outside of the ordinary course of performing its duties in connection with the Facility Documents and (ii) any indemnification amounts payable to the Custodian pursuant to the Facility Documents.
“Extraordinary Custodian Agent Expenses Annual Cap” shall mean, with respect to any Extraordinary Custodian Agent Expenses, an annual cap, for each twelve-month period commencing on the Closing Date, in an amount agreed to by the Custodian in the Custody Agreement.
“Extraordinary Diligence Agent Expenses” shall mean, for any Remittance Date (i) any actual out-of-pocket, documented and permitted costs and expenses incurred by the Diligence Agent outside of the ordinary course of performing its duties in connection with the Facility Documents and (ii) any indemnification amounts payable to the Diligence Agent pursuant to the Facility Documents.
“Extraordinary Diligence Agent Expenses Annual Cap” shall mean, with respect to any Extraordinary Diligence Agent Expenses, an annual cap, for each twelve-month period commencing on the Closing Date, in an amount agreed to by the Diligence Agent.
“Facility Documents” shall mean this Agreement, each Advance Request, the Asset Management Agreement, the Limited Guaranty, the Pricing Side Letter, the Pledge Agreement, the

Mortgage Documents, if any, the Powers of Attorney, the Collection Account Control Agreement, the Diligence Agent Agreement, the Custody Agreement, the Governing Documents of the Pledgor and any security documents now or hereafter delivered by the Borrower to the Administrative Agent for the benefit of the Lenders, including financing statements and Fixture Filings filed or recorded in connection therewith.
“Facility Interest” shall mean, for any day, the sum of the products of (i) the Advances Outstanding on such day, multiplied by (ii) the Applicable Rate multiplied by (iii) 1/360.
“Facility Termination Date” shall mean the earlier of (i) the Maturity Date, and (ii) any Accelerated Repayment Date.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financed Property” shall mean the individual or collective reference to the Properties with respect to which any Outstanding Advance Amount exists; provided, however, that a Property shall not be a Financed Property if Borrower has sold or otherwise disposed such Property to an individual consumer and deposited the Net Sale Proceeds from such sale or other disposition into the Collection Account.
“Financial Covenants” shall mean, as of any date of determination, any of the following:
(a)    Adjusted Tangible Net Worth of Guarantor of at least $[***] as of the end of the most recent fiscal quarter for which Financial Statements have been furnished to the Administrative Agent pursuant to Section 11(b)(i)-(ii); or
(b)    Liquidity of Guarantor of at least $[***] as of the end of the most recent fiscal quarter for which Financial Statements have been furnished to the Administrative Agent pursuant to Section 11(b)(i)-(ii); or
(c)    Leverage Ratio of Guarantor less than or equal to [***] to [***] as of the end of the most recent fiscal quarter for which Financial Statements have been furnished to the Administrative Agent pursuant to Section 11(b)(i)-(ii).

“Financial Statements” shall mean, with respect to any Person, the Person’s consolidated financial statements prepared in accordance with GAAP for the year or other period then ended. In the case of annual financial statements, such financial statements will be audited by nationally recognized independent certified public accountants reasonably acceptable to the Administrative Agent.
“Fixture Filing” shall mean, with respect to any jurisdiction in which any Financed Property is located in which a separate, stand-alone fixture filing is required or generally recorded or filed pursuant to the local law or custom (as reasonably determined by the Administrative Agent), a Uniform Commercial Code financing statement (or other form of financing statement required in the jurisdiction in which the applicable Financed Property is located) recorded or filed in the real estate records in which the applicable Financed Property is located. Where permitted in applicable jurisdictions (as reasonably determined by the Administrative Agent), such Fixture Filing may cover multiple Financed Properties; provided, that separate Fixture Filings shall be required unless “all assets” filings are permitted under applicable local law to cover multiple properties without the requirement of separate legal descriptions for each property. The Fixture Filing may be included as part of the Mortgage for such Financed Property or Properties, as applicable.
“Funding Date” shall mean the date on which an Advance is made by the Lenders to the Borrower in accordance with this Agreement.
“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.
“Governing Documents” shall mean, with respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership agreement, limited liability company agreement, memorandum and articles of association, operating agreement or trust agreement and/or other organizational, charter or governing documents.
“Governmental Authority” shall mean any (a) nation or government, (b) state or local or other political subdivision thereof, (c) central bank or similar monetary or regulatory authority, (d) agency, authority, instrumentality, court, regulatory body, central bank or other body or entity exercising executive, legislative, judicial, taxing, quasi-judicial, quasi-legislative, regulatory or administrative functions or powers of or pertaining to government, (e) court or arbitrator having jurisdiction over such Person, its Affiliates or its assets or properties, (f) stock exchange on which shares of stock of such Person are listed or admitted for trading, (g) accounting board or authority that is responsible for the establishment or interpretation of national or international accounting principles, and (h) supra national body such as the European Union or the European Central Bank.
“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided, that the term “Guarantee”

shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Guarantor” shall mean Redfin Corporation, a Delaware corporation.
“Guarantor Competitor” shall mean the competitors set forth on Schedule 6 hereto, as such schedule may be updated from time to time after the Closing Date by the Guarantor with the reasonable consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed).
“Hazardous Materials” shall mean (a) lead, petroleum or petroleum products, asbestos, asbestos-containing material, urea formaldehyde, or polychlorinated biphenyls (PCBs), (b) any chemical, material, waste, or substance defined, listed, classified or designated under any Environmental Law or by any Governmental Authority pursuant to any Environmental Law as explosive, corrosive, flammable, toxic, hazardous, acutely hazardous, a contaminant, a pollutant, or other words of similar meaning or regulatory effect or otherwise a danger or threat to health or the environment under any Environmental Law, all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended (c) any chemical, materials, waste or substance, whether solid, liquid, gaseous, semisolid or any combination thereof, which is in any way regulated as such by any Governmental Authority under any Environmental Law and (d) any substance (including, without limitation, mold, mildew, fungi, fungal spores and metabolites such as mycotoxins and microbial volatile organic compounds) the presence of which requires investigation or remediation under an Environmental Law or creates or threatens to create a nuisance or trespass on adjoining property, but excluding anything contained or used in products used in de minimis quantities, which products are customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations; provided the same continue to be in compliance with Environmental Laws in all material respects and do not result in contamination of the property in violation of Environmental Laws in any material respect.
“HOA Fees” means homeowners’ or condominium owners’ association dues, fees and assessments.
“HOA Funds” has the meaning specified in Section 4(f)(ii).
“Improvements” shall mean all buildings, structures, improvements, parking areas, landscaping, fixtures and articles of property now erected on, attached to, or used or adapted for use in the operation of any property, including all heating, air conditioning and incinerating apparatus and equipment, all boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, water heaters, ranges, cooking apparatus and mechanical kitchen equipment, refrigerators, freezers, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor covering, underpadding, storm sashes, awnings, signs, furnishings of public spaces, halls and lobbies, and shrubbery and plants.
“Income” shall mean, with respect to any Financed Property, all income, dividends and distributions received with respect to such Financed Property, including any rental, lease or other payments, any Net Sale Proceeds, insurance proceeds or condemnation proceeds received by Borrower or Asset Manager on Borrower’s behalf with respect to such Financed Property.
“Indebtedness” shall mean, with respect to any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person or otherwise); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services (other than trade accounts payable (other than for borrowed money) arising in the ordinary course of business, to the extent paid when due); (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) such Person’s Guarantee of Indebtedness of others; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.
“Indemnified Party” shall have the meaning set forth in Section 14(a).
“Independent Member” shall mean the independent member appointed in accordance with the Borrower’s and the Pledgor’s Governing Documents.
“Ineligible Property” shall mean, as of any date of determination, any Financed Property that is not an Eligible Property.
“Insolvency Action” shall mean, with respect to any Person, the taking by such Person of any action resulting in an Insolvency Event, other than solely under clause (vii), or clause (ix) as it relates to clause (vii), of the definition thereof.
“Insolvency Event” shall mean, with respect to any Person:
(i)    the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering of the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days; or
(ii)    the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect; or
(iii)    the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law; or
(iv)    the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property; or
(v)    the making by such Person of any general assignment for the benefit of creditors; or
(vi)    the admission by such Person that it is not Solvent or not willing to pay its debts generally as they become due; or
(vii)    the failure by such Person generally to pay its debts as they become due, unless such debts are the subject of a bona fide dispute as to liability or amount; or
(viii)    the adoption of a plan relating to the liquidation or dissolution of the Borrower, the Pledgor or the Guarantor; or
(ix)    the taking of action by such Person in furtherance of any of the foregoing.
“Insolvency Law” shall mean the United States Bankruptcy Code of 1978, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, suspension of payments, winding up or composition, adjustment of debts marshaling of assets and liabilities or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insurance Funds” has the meaning specified in Section 4(f)(iii).
“Insurance Premiums” shall have the meaning set forth in Schedule 5.
“Insurance Requirements” shall mean those requirements set forth in Schedule 5, as such schedule shall be updated from time to time as mutually and reasonably acceptable to the Borrower and the Administrative Agent.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time.
“Lease” means a bona fide written lease, sublease, letting, license, concession or other agreement pursuant to which any Obligor is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Financed Property by or on behalf of the Borrower, and (i)

every modification, amendment or other agreement relating to such lease, sublease or other agreement entered into in connection with such lease, sublease or other agreement and (ii) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the Obligor.
“Lender” or “Lenders” shall mean the entity or entities set forth on Schedule 2 annexed hereto, in each case together with its respective successors and permitted assigns.
“Lender Funding Percentage” shall mean, for any Lender, the percentage equivalent of a fraction (expressed out to five decimal places), (A) the numerator of which is the Lender Maximum Funding Amount of such Lender and (B) the denominator of which is the aggregate Maximum Facility Amount.
“Lender Maximum Funding Amount” shall mean, with respect to each Lender, the Dollar amount representing the maximum funding amount of the Lender that is set forth on Schedule 2 attached hereto.
“Leverage Ratio” shall mean, with respect to any Person, the ratio of (i)  the total Indebtedness of the Person on a consolidated basis and determined in accordance with GAAP to (ii) the Adjusted Tangible Net Worth of the Person.
“LIBO Rate” means, with respect to the Advances Outstanding for any day, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for one-month U.S. Dollar deposits as displayed on pages LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, at approximately 11:00 a.m., London time, two (2) Business Days prior to such day. In the event that such rate does not appear on such page (or on any successor or substitute page on such screen or otherwise on such screen), the LIBO Rate shall be determined by reference to such other comparable publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by the Administrative Agent.
“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.
“Limited Guaranty” shall mean that certain Limited Guaranty, dated as of the date of this Agreement, made by the Guarantor in favor of the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.
“Liquidity” shall mean, with respect to any Person, all unpledged and unencumbered cash and all Cash Equivalents of such Person on a consolidated basis and determined in accordance with GAAP.

“Majority Lenders” shall mean, on any day, any Lender or the Lenders with Pro Rata Shares exceeding 50% in the aggregate.
“Management Fees” shall have the meaning set forth in the Asset Management Agreement.
“Mandatory Repayment” shall have the meaning set forth in Section 2(i)(i).
“Margin Stock” shall have the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Market” shall mean any CSA set forth on Schedule 3; which may be updated by the Borrower upon (i) [***], and(ii) if applicable, delivery of an amendment to Section 34 of this Agreement to add any additional state specific provisions that are necessary to comply with local law or pursuant to the advice of local counsel in connection with the execution and delivery of any Mortgage Documents.
“Material Adverse Effect” shall mean a material adverse effect on or a material adverse change in or to (a) the property, business, assets, operations or financial condition of the Borrower, the Pledgor and the Guarantor, taken as a whole, (b) the ability of any Borrower-Related Party to perform its obligations under any of the Facility Documents to which it is a party as and when due, (c) the legality, validity, binding effect or enforceability of any of the Facility Documents against any party thereto, (d) the perfection or priority of any lien granted under any Facility Document (which shall apply to any real property only after any applicable Mortgage Documents have been recorded in accordance with Section 2(m) after the occurrence of a Mortgage Event), or (e) the rights and remedies of the Administrative Agent, the Lenders or any of their respective Affiliates under any of the Facility Documents.
“Maturity Date” shall mean January 26, 2021, as such date may be extended in accordance with Section 2(n).
“Maximum Facility Amount” shall mean $100,000,000.
“[***]” shall have the meaning specified in Section 31.
“Mortgage” shall mean a Mortgage or Deed of Trust or Deed to Secure Debt, as applicable, for each Financed Property, prepared by the Administrative Agent and executed and delivered by the Borrower in recordable form acceptable to the Administrative Agent in its reasonable discretion to the extent required pursuant to Section 2(m), with respect to the Improvements and the Financed Property, as Collateral for the Advance, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).
“Mortgage Documents” shall mean the Mortgages and the Fixture Filings.
“Mortgage Event” shall mean, as of any date of determination, with respect to all Financed Properties,

(a) Adjusted Tangible Net Worth of Guarantor is less than $[***] as of the end of the most recent fiscal quarter for which Financial Statements have been furnished to the Administrative Agent pursuant to Section 11(b)(i)-(ii); or
(b) Liquidity of Guarantor is less than $[***] as of the end of the most recent fiscal quarter for which Financial Statements have been furnished to the Administrative Agent pursuant to Section 11(b)(i)-(ii); or
(c) Leverage Ratio of Guarantor is greater than [***] to [***] as of the end of the most recent fiscal quarter for which Financial Statements have been furnished to the Administrative Agent pursuant to Section 11(b)(i)-(ii); or
(d) an Event of Default has occurred and is continuing; provided, however, any such “Mortgage Event” in clauses (a) through (d) may be waived in writing (which written waiver may be via email) by the Administrative Agent in its sole and absolute discretion.
“Mortgage Period” shall mean any period during which a Mortgage Event has occurred and is continuing.
“Multiemployer Plan” shall mean, with respect to the Borrower, a “multiemployer plan” as defined in Section 3(37) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to (or required to be contributed to) by the Borrower or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.
“Net Sale Proceeds” shall mean, in connection with the sale or other disposition of a Financed Property, (i) the sum of (A) the Obligor’s offer price for such Financed Property that has been accepted by the Borrower and (B) any fees, taxes or other expenses that were previously paid by or on behalf of the Borrower with respect to such Financed Property and that have been refunded to the Borrower in connection with its sale of such Financed Property minus (ii) the sum of (A) any closing expenses that are customary or standard with respect to the iBuying industry or such Financed Property’s location, in each case determined in the Borrower’s reasonable discretion, that have been paid or are payable to any Person in connection with such sale or disposition and (B) the Obligor’s fees charged to the Borrower for repairs affecting such Financed Property’s functions. For the avoidance of doubt, no Management Fees or broker fees payable to the Guarantor or any Borrower-Related Party shall be included in the calculation of Net Sale Proceeds.
“Net Sale Proceeds True-up Amount” shall have the meaning set forth in Section 4(a) hereof.
“Net Worth” shall mean for any Person,
(a)    all amounts which would be included under capital on a balance sheet of such Person on a consolidated basis and determined in accordance with GAAP, less

(b)    the sum of (i) amounts owing to such Person from Affiliates, or from officers, employees, shareholders or other Persons similarly affiliated with such Person and (ii) deferred tax charges.
“Non-Excluded Taxes” shall have the meaning set forth in Section 6(a).
“Non-Exempt Lender” shall have the meaning set forth in Section 6(e).
“Obligor” shall mean any Person or Persons that are an obligor in respect of any Obligor Contract and/or Lease.
“Obligor Contract” shall mean a purchase agreement between an Obligor, as purchaser of a Financed Property, and Borrower as seller.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“One-Month LIBOR” shall mean, with respect to each day, a rate per annum equal to the greater of (a) 0.50% and (b) the LIBO Rate.
“Optional Repayment” shall have the meaning set forth in Section 2(h)(i).
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Property Taxes, and any other charges now or hereafter assessed or imposed against a Property or any part thereof.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Advance or Facility Document).
“Other Taxes” shall have the meaning set forth in Section 6(b).
“Outstanding Advance Amount” shall mean, on any date of determination and any Financed Property with respect to which any Advance has been made hereunder, the outstanding principal amount of such Advance relating to such Financed Property on such date.
“Participant Register” shall have the meaning set forth in Section 15(b).
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001), as amended, including all rules, regulations, orders and writs thereunder.
“Payment Notification Time” shall mean 12:00 p.m. (New York City time) on the [***] ([***]) Business Day prior to the next following Remittance Date (or such other date and time as is mutually agreed to in writing by the Borrower and the Administrative Agent).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permitted Lien” shall mean, for any Property: (a) applicable zoning, building and land use laws, ordinances, rules and regulations, (b) materialmen’s, mechanic’s, carriers’, workmen’s, repairmen’s and similar Liens, in each case, arising in the ordinary course of business, and in each case, for any amounts that (i) are not yet due or payable or (ii) for Liens [***], a Borrower-Related Party is contesting in good faith, (c) the lien of taxes, assessments and homeowners’ association dues and fees not yet due and payable, (d) all non-monetary liens, encumbrances, easements and other matters of record and referenced in the related title policy, (e) any other matters set forth in any of the owner’s title insurance policies for such Property and approved by the Administrative Agent in its sole discretion and (f) Liens granted pursuant to or by the Facility Documents (which, for the avoidance of doubt, shall include any Lien of the Collection Account Bank on the Collection Account as contemplated the by Collection Account Control Agreement).
“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof) including, but not limited to, the Borrower.
“Plan” shall mean, with respect to the Borrower, any employee pension benefit plan as defined in Section 3(2) of ERISA that is or was at any time during the current year or immediately preceding five years established, maintained or contributed to by the Borrower or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.
“Pledge Agreement” shall mean the Pledge, Security and Guaranty Agreement dated as of the Closing Date by the Pledgor in favor of the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Pledged Collateral” shall have the meaning set forth in the Pledge Agreement.
“Pledgor” shall mean RedfinNow Pledgor LLC, a Delaware limited liability company, and its successors in interest and assigns.
“Power of Attorney” shall mean the power of attorney substantially in the form of Exhibit E delivered by each of the Borrower and the Pledgor.
“Pricing Margin” shall have the meaning set forth in the Pricing Side Letter.
“Pricing Rate” shall mean One-Month LIBOR plus the Pricing Margin; plus, solely during the Extension Term, 0.50%.
“Pricing Side Letter” shall mean that certain pricing side letter dated as of the date of this Agreement among the Borrower and the Administrative Agent.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Rata Share”: shall mean, for any Lender, on any date of determination, the percentage equivalent of a fraction (a) prior to the termination of the Revolving Period, the numerator of which is equal to such Lender’s Lender Maximum Funding Amount on such date of determination and the denominator of which is equal to the Maximum Facility Amount and (b) on and after the termination of the Revolving Period, the numerator of which is the portion of the Advances Outstanding on such date that have been funded by such Lender and the denominator of which is equal to the Advances Outstanding on such date.
“Property” shall mean a Single-Family Property that is wholly owned by or acquired by the Borrower and the fee title to which is held by the Borrower, together with all Improvements thereon and all other rights, benefits and proceeds arising from and in connection with such property.
“Property Documents” shall mean, with respect to any Property, the documents set forth on Schedule 4.
“Property Material Adverse Effect” shall mean, with respect to a Property, any event or condition that has a material adverse effect on the value, use or marketability of such Property or results in any material liability to, claim against or obligation of a Borrower-Related Party.
“Property Sale Funds” shall mean Net Sale Proceeds for any Financed Property that has been sold or transferred and for which the Borrower has delivered (or is required to deliver) written notice to the Administrative Agent pursuant to Section 2(g) hereof, with respect to the related Remittance Date.
“Property Taxes” shall mean all real estate and personal property taxes assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Property.
“Property Valuation Report” shall mean:
(a) with respect to a Property with an Asset Purchase Price greater than $[***], a third-party interior, “as-is” appraisal reasonably acceptable to the Administrative Agent; or
(b) with respect to a Property with an Asset Purchase Price less than or equal to $[***], (i) an opinion as to the fair market value of a Property given by the Valuation Agent that at a minimum conforms to generally accepted appraisal standards as set forth in the Uniform Standards for Professional Appraisal Practice promulgated by the Appraisal Standards Board of the Appraisal Foundation and, to the extent required, is performed in accordance with the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”), as amended, prepared by the Diligence Agent and delivered to the

Administrative Agent for review and approval; (ii) an opinion as to the fair market value of a Property utilizing the HouseCanary Agile Evaluation; or (iii) a third-party interior, “as-is” appraisal acceptable to the Administrative Agent. Property Valuation Reports shall include such information, comply with such guidelines (including under applicable law) and be formulated in a manner reasonably acceptable to the Administrative Agent.
“Property Value” shall mean the stated U.S. dollar value contained in the Property Valuation Report delivered prior to the Funding Date and dated no earlier than thirty (30) days prior to the date of delivery of such Property Valuation Report by the Borrower to the Administrative Agent regarding the fair market value of a Property, which value shall be the “as is” value set forth in such Property Valuation Report; provided, however, that the Property Value for any Financed Property shall be deemed to be zero with respect to any Financed Property that is an Ineligible Property.
“Purchase Agreement” shall mean the purchase agreement or other similar document between a Borrower-Related Party and a Transferor pursuant to which such Borrower-Related Party acquires a Property from such Transferor.
“Recipient” shall have the meaning set forth in Section 26(a).
“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the Borrower or any other Person or entity with respect to a Property. Records shall include the Property Documents, the credit files related to the Property and any other instruments necessary to document or manage a Property.
“Refinancing Exit Fee” shall have the meaning set forth in the Administrative Agent Fee Letter.
“Refinancing Prepayment” shall mean an Optional Repayment pursuant to Section 2(h)(i), to the extent that such Optional Repayment is funded with proceeds from any broadly distributed and marketed securitization transaction.
“Register” shall have the meaning set forth in Section 16.
“Regulations T, U or X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
“Released Property” shall have the meaning set forth in Section 2(j).
“Remittance Date” shall mean the third (3rd) Business Day of each week or such other day as is mutually agreed to in writing by the Borrower and the Administrative Agent.
“Remittance Date Available Funds” shall mean, with respect to any Remittance Date, the sum of the Property Sale Funds, the Net Sale Proceeds True-up Amount and the Shortfall Funds for such Remittance Date.

“Remittance Date Cutoff Time” shall mean 5:00 p.m. (New York City time) on the [***] ([***]) Business Day prior to the next following Remittance Date (or such other date and time as is mutually agreed to in writing by the Borrower and the Administrative Agent).
“Repayment Amount” shall mean, with respect to any Financed Property and the related Advance, as of any date of determination, an amount equal to the applicable Outstanding Advance Amount, together with all interest, fees, expenses, indemnities and other amounts accrued or payable with respect to such Advance or such Financed Property, as applicable.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under PBGC Reg. § 4043.
“Representatives” shall have the meaning set forth in Section 26(a).
“Required Amount” shall mean, during a Mortgage Period, an amount equal to the Reserve Funds required to be deposited into the Reserve Account as specified in Section 4(f).
“Requirement of Law” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to the Borrower, at any time in force affecting the Borrower, any Financed Property or any part thereof (or, if applicable, affecting any other Borrower Party), including, without limitation, any which may (i) require repairs, modifications or alterations in or to a Financed Property or any part thereof, or (ii) in any way limit the use and enjoyment of a Financed Property.
“Reserve Account” has the meaning specified in Section 4(f)(iv).

“Reserve Funds” shall mean, collectively, during a Mortgage Period, all funds deposited by the Borrower with the Administrative Agent or Collection Account Bank pursuant to Section 4(f), including but not limited to, Tax Funds, HOA Funds, Insurance Funds and CapEx Funds.

“Responsible Officer” shall mean, (a) as to any Person, the chief executive officer, the chief financial officer, the chief operating officer, the general counsel or other senior executives of such Person and (b) as to the Borrower or the Pledgor, in addition to the foregoing, any manager or director or managing member.
“Revolving Period” shall mean the period commencing on the Closing Date and ending on the date that is the earlier of (i) eighteen (18) months following the Closing Date and (ii) the date on which an Early Amortization Event or Event of Default occurs.
“Sanction” or “Sanctions” shall mean, individually and collectively, any and all economic or financial sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the

U.S. Treasury Department’s Office of Foreign Assets Control (OFAC), the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other governmental authorities with jurisdiction over the Borrower or any of its Affiliates.
“Sanctioned Target” shall mean any Person, group, sector, territory, or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be the target of any Sanctions based upon the direct or indirect ownership or control of such entity by any other Sanctioned Target(s).
“SEC” shall mean the Securities and Exchange Commission.
“Section 6 Certificate” shall have the meaning set forth in Section 6(e)(ii).
“Secured Obligations” shall mean (a) all amounts owed by the Borrower to the Lenders or the Administrative Agent in connection with any or all Advances hereunder, under the Mortgage Documents, if any, and the Facility Documents, together with accrued interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding), and (b) all other fees, expenses and indemnification amounts which are payable hereunder, under the Mortgage Documents, if any, and the Facility Documents, in each case, whether such amounts or obligations owed are direct or indirect, absolute or contingent, matured or unmatured.
“Shortfall Funds” shall have the meaning set forth in Section 4(c).
“Single-Family Property” shall mean a parcel of real property with a detached single-family residence erected thereon, or a one- to four-family dwelling, or an individual condominium unit in a low-rise or high-rise condominium project, or an individual townhome, or an individual unit in a planned unit development or a de minimis planned unit development located in the District of Columbia or in a state of the United States of America.
“Solvent” shall mean, with respect to any Person as of the date of determination, both (i) (a) the sum of such Person’s Indebtedness (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as then contemplated and (c) such Person has not incurred, and does not intend to incur, Indebtedness beyond its ability to pay such Indebtedness as it becomes due (whether at maturity or otherwise) and (ii) such Person is “solvent” within the meaning given that term and similar terms under any Requirement of Law relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Special Purpose Entity” shall mean a limited partnership or limited liability company (i) whose sole purpose, as reflected in its Governing Documents, is to acquire, hold, finance,

improve, renovate, repair, maintain, mortgage, rent, lease and dispose of, directly or indirectly, Properties, (ii) that does not engage in any business unrelated to the purpose stated in clause (i) above and activities business incidental thereto, (iii) does not have any assets other than Properties and as otherwise reasonably necessary or appropriate to conduct its business purpose (as reflected in clause (i) above) to the extent not prohibited by this Agreement or the other Facility Documents, (iv) has its own books and records separate and apart from the books and records of any other Person, (v) is subject to all of the limitations on the powers set forth in its Governing Documents, as in effect on the date such Person becomes a party hereunder, (vi) holds itself out as a Person separate and apart from any other Person, and (vii) is in compliance with all of the covenants set forth in Section 11(r).
“Spread Maintenance Amount” shall have the meaning set forth in Section 2(k).
“Structuring Fee” shall have the meaning set forth in the Administrative Agent Fee Letter.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Tax Funds has the meaning specified in Section 4(f)(i).
“Taxes” shall have the meaning set forth in Section 6(a).
“Transferor” shall mean the seller of a Property to a Borrower-Related Party under a Purchase Agreement, which seller shall not be an Affiliate of such Borrower-Related Party (unless otherwise approved by the Administrative Agent in its sole discretion).
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
“Valuation Agent” shall mean Green River Capital, Clear Capital or such other licensed real estate agent or broker, in each case, which is not an Affiliate of the Administrative Agent or the Borrower and which is mutually acceptable to the Administrative Agent and the Borrower.
“Voting Stock” means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, management member, managing partner or other similar governing body or Person of such Person.
Section 2.    Facility.
(a)    Advances. Subject to the terms and conditions set forth herein, each Lender agrees that it may in its sole discretion, but shall not be required to, make Advances, each with respect to an Eligible Property, to the Borrower from time to time during the Revolving Period in an amount, for each Lender, equal to the Lender Funding Percentage of each such Advance, subject to and in accordance with the terms of this Agreement; provided, that (x) no Lender shall make any such Advance or portion thereof if after giving effect to such Advance the Outstanding Advance Amount funded by such Lender under this Agreement will exceed the Lender Maximum Funding Amount of such Lender and (y) the amount of each Advance on each Funding Date shall not exceed the Advance Value of the Financed Property financed by such Advance as of such Funding Date as identified in the applicable Advance Request. Subject to the terms and conditions herein, Advances re-paid hereunder may be reborrowed as new Advances.
(b)    [Reserved].
(c)    [Reserved].
(d)    Conditions Precedent to Initial Advance. Each Lender’s agreement to make the initial Advance hereunder is in its sole discretion and is further subject to the satisfaction of the conditions precedent set forth below and to the condition precedent that the Administrative Agent shall have received from the Borrower any fees and expenses payable hereunder, and all of the following documents:
(i)    Facility Documents. Each Borrower Party, and the Guarantor shall have duly executed and delivered, or caused to be duly executed and delivered to the Administrative Agent for its benefit and the benefit of each Lender each Facility Document to which it is a party. Each party (other than each Borrower Party and the Guarantor) shall have duly executed and delivered, or caused to be duly executed and delivered to the Administrative Agent for its benefit and the benefit of each Lender each Facility Document to which each is a party. Each of the Facility Documents so executed and delivered are to be in form and substance reasonably satisfactory to each Lender and the Administrative Agent;
(ii)    Collection Account. The Borrower shall have established the Collection Account with the Collection Account Bank;
(iii)    Opinions of Counsel. (A) A general corporate and enforceability opinion or opinions of external counsel to the Borrower-Related Parties and the Guarantor including an Investment Company Act (including Volcker with respect to the Borrower) opinion and non-contravention with respect to organizational documents; (B) an in-house counsel opinion covering non-contravention with respect to material agreements, (C) a security interest opinion of external counsel covering the perfection of the Administrative Agent’s interest in the Collateral and the Pledged Collateral, and (D)  a non-consolidation opinion of external counsel with respect to the Guarantor on the one hand and the Borrower and the Pledgor on the other and a true sale opinion if the Borrower is acquiring the related Eligible Property from an Affiliate, each in form and substance satisfactory to each Lender and the Administrative Agent;
(iv)    Borrower Party and the Guarantor Organizational Documents. For each Borrower Party in existence as of the date hereof and the Guarantor, (A) a certificate of existence delivered to the Administrative Agent on or prior to the Closing Date and (B) certified copies of the applicable Governing Documents and of all corporate or other authority with respect to the execution, delivery and performance of the Facility Documents, each in form and substance reasonably satisfactory to each Lender and the Administrative Agent;
(v)    Good Standing Certificates. For each Borrower Party in existence as of the date hereof and the Guarantor, a certified copy of a good standing certificate from the relevant jurisdiction of organization, dated as of no earlier than the date that is thirty (30) Business Days prior to the Closing Date with respect to the initial Advance hereunder;Incumbency Certificates. For each Borrower Party and the Guarantor, an incumbency certificate of the applicable secretary, certifying the names, true signatures and titles of the representatives duly authorized to request Advances hereunder and to execute the Facility Documents;
(vi)    Security Interest. Evidence that all actions necessary to perfect and protect the grant, pledge and assignment by (A) the Borrower to the Administrative Agent or the Lenders or their respective designees, subject to the terms of this Agreement, of all of the Borrower’s right, title and interest in and to the Financed Properties together with all right, title and interest in and to the proceeds of any related Collateral have been taken (which shall apply to any real property only after any applicable Mortgage Documents have been recorded in accordance with Section 2(m) after the occurrence of a Mortgage Event), and (B) the Pledgor to the Administrative Agent or its designee, subject to the terms of the Pledge Agreement, of all of the Pledgor’s right, title and interest in and to the Capital Stock of the Borrower together with all right, title and interest in and to the proceeds of any related Pledged Collateral. The Borrower and the Pledgor shall take all steps as may be necessary in performing UCC searches and duly authorized and filing Uniform Commercial Code financing statements on Form UCC‑1;
(vii)    Capital Stock of Borrower. The original certificate evidencing 100% of the Capital Stock of the Borrower together with appropriate transfer and assignment documents in blank duly executed or endorsed by the Pledgor and delivered to the Administrative Agent;
(viii)    Appointment of Independent Member. Evidence that an Independent Member has been appointed with respect to each of the Borrower and the Pledgor in accordance with its Governing Documents;
(ix)    Completion of Proceedings. All limited liability company actions taken or to be taken in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Administrative Agent and such counsel, and the

Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request;
(x)    Certificates of Insurance. The Borrower shall have delivered to the Administrative Agent copies of all certificates of insurance necessary to satisfy the Insurance Requirements;
(xi)    Search Results. The Administrative Agent shall have received results of a search of the UCC (or equivalent) filings made and bankruptcy, tax, judgment, and litigation lien searches with respect to the Borrower, the Pledgor, and the Guarantor in such jurisdictions as the Administrative Agent may reasonably request (including copies of the financing statements (or similar documents) disclosed by such search) and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released; and
(xii)    Due Diligence. The Administrative Agent has completed to its satisfaction such due diligence (including, the Administrative Agent’s “Know Your Customer”, Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws diligence) as the Administrative Agent may reasonably require, and to the extent (x) the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and (y) any Lender has requested in a written notice to the Borrower at least ten (10) Business Days prior to the Closing Date, the Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower.
(xiii)    Guarantor Resolutions. Delivery of resolutions duly adopted by the Guarantor’s board of directors that ratify the prior actions and resolutions of the Guarantor’s audit committee that were delivered pursuant to Section 2(d)(iv).
(e)    Conditions Precedent to Each Advance. The making of each Advance (including the initial Advance) is in the Lenders’ sole discretion, and is further subject to the satisfaction, or waiver (any such waiver to be in the sole discretion of the Administrative Agent) of the following further conditions precedent, both immediately prior to entering into such Advance and also after giving effect thereto to the intended use thereof:
(i)    No Default. No Early Amortization Event, Default or Event of Default shall have occurred and be continuing under the Facility Documents;
(ii)    Representations and Warranties. The representations and warranties made by the Borrower in Section 10, representations and warranties of the Guarantor under the Limited Guaranty, representations of the Asset Manager under the Asset Management Agreement, and representations and warranties of the Pledgor under the Pledge Agreement, shall be true, correct and complete in all respects on and as of the related Funding Date for such Advance with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii)    Maximum Facility Amount. After giving effect to the requested Advance and any repayment of Advances on the Funding Date, the Advances Outstanding shall not exceed the Maximum Facility Amount;
(iv)    Eligible Property. Each Property proposed to be financed is an Eligible Property;
(v)    Advance Request. The Borrower shall have delivered to the Administrative Agent (a) an Advance Request with respect to such Advance and (b) an Asset Schedule with respect to such Advance, in each case in accordance with the procedures set forth in Section 2(f) (including all deliverables required to be included therewith as specified in Section 2(f));
(vi)    Fees and Expenses. The Administrative Agent shall have received all fees and expenses, including all fees and expenses of counsel to the Administrative Agent and due diligence vendors as contemplated by Section 9 and Section 14(b), which amounts, at the Administrative Agent’s option, may be withheld from the proceeds remitted by the Lenders to the Borrower pursuant to any Advance hereunder;
(vii)    Security Interest. Evidence that all other actions required pursuant to the Facility Documents to perfect and protect the Administrative Agent’s interest in the Financed Properties and other Collateral have been taken (which shall apply to any Mortgage Document only after such Mortgage Document is required to be recorded in accordance with Section 2(m) after the occurrence of a Mortgage Event); and
(viii)    Required Amount. During a Mortgage Period, funds on deposit in the Reserve Account shall be not less than the Required Amount.
(f)    Initiation.
(i)    From time to time during the Revolving Period, the Borrower may request that the Lenders make one or more loans (individually, each an “Advance” and collectively, “Advances”) to the Borrower with respect to Eligible Properties acquired by or to be acquired by the Borrower from time to time by delivering to the Administrative Agent an Advance Request which Advance Request shall set forth the amount of the requested Advance and, in reasonable detail, a description of each Property proposed to be financed by such Advance, including, but not limited to, the street address, Asset Purchase Price and Acquisition Date of such Property, and the requested Funding Date for such Advance;
(ii)    Each Advance Request shall be delivered to the Administrative Agent and Diligence Agent at least [***] ([***]) Business Days prior to the requested Funding Date (or such other date as is mutually agreed to in writing by the Borrower and the Administrative Agent) and shall include a Property Valuation Report with respect to each Property identified in such Advance Request;

(iii)    For each Property identified in an Advance Request, the Borrower shall, together with (or prior to) delivery of such Advance Request, make available, or cause to be made available, to the Custodian and Diligence Agent (A) (x) prior to a Mortgage Event, the Administrative Agent and thereafter, to the Custodian, copies or originals, as applicable, and (y) to the Diligence Agent, copies, of the Property Documents with respect to such Property (in each case of (x) or (y), copies of any such Property Document may be electronic except to the extent required by any applicable Custody Agreement) and (B) a certification, in the form attached hereto as Exhibit F or such other form as mutually agreed to by the Borrower and the Administrative Agent, from the Diligence Agent, with respect to the Property Documents for such Property;
(iv)    With respect to any Advance, subject to the satisfaction or waiver by the Administrative Agent on behalf of the Lenders of the conditions set forth in Section 2(e), the Administrative Agent, on behalf of the Lenders, shall confirm (which confirmation may be via email or evidenced by the applicable Lender’s funding (if any) of the proposed Advance, which funding shall be deemed to be such Lender’s and the Administrative Agent’s (A) confirmation of the terms of the proposed Advance set forth in the applicable Advance Request and (B) waiver of the representations and warranties contained in Schedule 1 with respect to the applicable Property described in the related Advance Request, solely to the extent Appendix II attached to the applicable Advance Request expressly requests such waiver and identifies the specific representations and warranties with respect to which such waiver applies) the terms of the proposed Advance prior to the requested Funding Date and such confirmation by the Administrative Agent of the proposed Advance shall be deemed to be the Administrative Agent’s and the Lenders’ acceptance of the terms of the proposed Advance set forth in the applicable Advance Request;
(v)    Lenders’ approval of the funding of an Advance shall be evidenced only by the Administrative Agent’s confirmation pursuant to this Section 2(f) of such Advance. For the avoidance of doubt, the Lenders shall not (A) be deemed to have approved a Property or Advance Request by virtue of any other agreement with respect to such Property or Advance Request, or (B) be obligated to make an Advance notwithstanding an Advance Request executed by the Borrower unless and until all applicable conditions precedent in Section 2(e) have been satisfied or waived by the Administrative Agent on behalf of the Lenders;
(vi)    Each Advance Request, together with this Agreement, shall be conclusive evidence of the terms of the Advance covered thereby. If terms in an Advance Request are inconsistent with terms in this Agreement with respect to a particular Advance and the Administrative Agent has confirmed such Advance or the Lenders have made such Advance in accordance with the terms of this Agreement, the Advance Request shall control notwithstanding any such inconsistent terms in this Agreement; provided that notwithstanding anything to the contrary contained herein, any representation or warranty with respect to a Financed Property shall only be waived to the extent expressly set forth in the related Advance Request; and

(vii)    The aggregate amount of each Advance will be made available to the Borrower, or at the written direction of the Borrower, a Borrower-Related Party, by the Administrative Agent, on behalf of the Lenders (except to the extent applied by the Administrative Agent, pursuant to Section 8(b) to the Reserve Account or to pay amounts due and owing) by no later than 2:00 p.m. (New York City time) on the Funding Date, pursuant to the Direction Letter (or if no Direction Letter has been delivered by the Borrower to the Administrative Agent, such amount shall be remitted in accordance with the written instructions of the Borrower provided to the Administrative Agent).
(g)    Repayment of Advances. With respect to any Optional Repayment (defined below), the Borrower shall deliver written notice to the Administrative Agent by the Remittance Date Cutoff Time, which notice shall identify (i) the Advance to be repaid and the amount of such repayment and/or (ii) the Financed Property that has been sold or transferred, and the Administrative Agent shall communicate to the Borrower in writing by the Payment Notification Time, its calculation of the Repayment Amount (or a portion thereof) with respect to such Advance or such Financed Property that has been sold or transferred. With respect to any determination pursuant to Section 2(i)(i)(A) that a Mandatory Repayment needs to be paid, the Administrative Agent shall communicate to the Borrower in writing by the Payment Notification Time, its calculation of the Repayment Amount. With respect to any determination pursuant to Section 2 (i)(ii)(A) that an Advance Reduction needs to be paid, the Administrative Agent shall communicate to the Borrower in writing by such Payment Notification Time, its calculation of Advance Reduction. With respect to any determination pursuant to Section 2(i)(iii)(A) that a Concentration Limit Advance Reduction needs to be paid, the Administrative Agent shall communicate to the Borrower in writing by the Payment Notification Time, its calculation of the Concentration Limit Advance Reduction. With respect to each Advance for which the Administrative Agent has communicated its calculation of the Repayment Amount, Advance Reduction or Concentration Limit Advance Reduction by the Payment Notification Time, the Borrower shall pay to the Administrative Agent the Repayment Amount, Advance Reduction or Concentration Limit Advance Reduction, as applicable, for each Advance on the immediately following Remittance Date. The Borrower shall pay to the Administrative Agent the Aggregate Repayment Amount, any accrued and unpaid Facility Interest and all other Secured Obligations then due and owing on the Facility Termination Date. Such obligation to repay exists without regard to any prior or intervening liquidation. Upon payment in full of the Aggregate Repayment Amount, any accrued and unpaid Facility Interest and all other Secured Obligations then due and owing and the termination of this Agreement, (i) the Liens of the Mortgage Documents, if any, shall be automatically released by the Administrative Agent and (ii) the Administrative Agent shall cause the trustees under any of the Mortgages, if any, to reconvey the applicable Financed Properties to the Borrower, each as may be requested by the Borrower and the sole cost and expense of the Borrower. In connection with the releases of such Liens, the Borrower may submit to the Administrative Agent, forms of releases of Liens for execution by the Administrative Agent. Such releases shall be the forms appropriate in the jurisdictions in which the Financed Properties are located and contain standard provisions protecting the rights of the Administrative Agent. The Borrower shall pay all reasonable and documented out-of-pocket costs, taxes and expenses associated with the release of the Liens of the Mortgage Documents, if any, including the Administrative Agent’s reasonable attorneys’ fees.

(h)    Optional Repayment.
(i)    (A)    The Borrower may repay Advances (or a portion thereof) (an “Optional Repayment”) at any time prior to the Facility Termination Date other than in connection with a sale or transfer of one or more Financed Properties to another Person (including any Affiliate of the Borrower), subject to the limitations set forth in this Section 2(h)(i). In connection with any Optional Repayment as provided in this Section 2(h)(i)(A), the Borrower shall (1) remit directly to the Collection Account the Repayment Amount for each Advance on or prior to the date of such Optional Repayment and (2) be entitled to request the release of one or more Financed Properties. For the avoidance of doubt, the Outstanding Advance Amount shall be reduced upon the payment of, and in the amount of, such Repayment Amount.
(B)    In the event of any Optional Repayment as provided in Section 2(h)(i)(A) in which the Borrower requests release of one or more Financed Properties, upon deposit of the Repayment Amounts in respect of such Financed Properties into the Collection Account as provided in Section 2(h)(i)(A), such Financed Property shall be automatically released by the Administrative Agent, without any further action of the Borrower from the applicable Mortgage Documents, if any, and any related Lien.
(C)    In the event of any Optional Repayment as provided in Section 2(h)(i)(A) that is a Refinancing Prepayment, the Borrower shall also pay to the Administrative Agent the applicable Refinancing Exit Fee on the date of such Refinancing Prepayment.
(ii)    (A)    The Borrower may effect an Optional Repayment in connection with a sale or transfer of one or more Financed Properties to another Person (including an Affiliate of the Borrower in connection with any securitization of such Financed Properties); provided, that (i) both before and after giving effect to such sale, no Event of Default has occurred and is continuing and (ii) on or prior to the date of such Optional Repayment, the Borrower has remitted directly into the Collection Account the Net Sales Proceeds for such Financed Property; provided further, that, in connection with a [***] (1) with respect to which the [***] are equal to the greater of (x) $[***] or (y) [***], and (2) [***]. For the avoidance of doubt, the Outstanding Advance Amount shall be reduced upon the payment of, and in the amount of, such amounts paid pursuant to this Section 2(h)(ii)(A).
(B)    Upon the deposit of the Net Sale Proceeds in respect of a Financed Property that has been sold or transferred, such Financed Property shall be automatically released by the Administrative Agent, without any further action of the Borrower from the applicable Mortgage Documents, if any, and related Lien.
(C)    In the event of any Optional Repayment as provided in Section 2(h)(ii)(A) that is a Refinancing Prepayment, the Borrower shall also pay to the Administrative Agent the applicable Refinancing Exit Fee on the date of such Refinancing Prepayment.
(i)    Mandatory Repayment, Advance Reduction and Concentration Limit Advance Reduction.

(i)    (A)    Following the notice provided or required to be provided pursuant to Section 11(a)(v) or a notice by the Administrative Agent to the Borrower that any Financed Property is an Ineligible Property, then the Borrower shall repay a portion of the Advances Outstanding in an amount equal to the Repayment Amount with respect to such Financed Property (a “Mandatory Repayment”). The Administrative Agent’s rights under this Section 2(i)(i) are in addition to and not in lieu of any other rights of the Administrative Agent under the Facility Documents or any Requirement of Law. In connection with a Mandatory Repayment as provided in this Section 2(i)(i)(A), the Borrower shall be entitled to request the release of one or more Financed Properties.
(B)    In the event of any Mandatory Repayment as provided in Section 2(i)(i)(A) with respect to which the Borrower requests the release of the related Financed Property, upon the deposit of the Repayment Amount with respect to such Financed Property into the Collection Account as provided in Section 2(i)(i)(A), such Financed Property shall be automatically released by the Administrative Agent, without any further action of the Borrower from the applicable Mortgage Documents, if any, and any related Lien. For the avoidance of doubt, the Outstanding Advance Amount shall be reduced upon the payment of, and in the amount of, such Repayment Amount.
(ii)    (A)    If at any time the Outstanding Advance Amount with respect to any Financed Property exceeds the then applicable Advance Value of such Financed Property on such date, then the Borrower shall repay a portion of the Outstanding Advance Amount applicable to such Advance, together with accrued and unpaid interest thereon, in an amount necessary to reduce such Outstanding Advance Amount to an amount not to exceed the Advance Value of such Financed Property on such date (any such reduction being an “Advance Reduction”). The Administrative Agent’s rights under this Section 2(i)(ii) are in addition to and not in lieu of any other rights of the Administrative Agent under the Facility Documents or any Requirement of Law. In connection with any Advance Reduction as provided in this Section 2(i)(ii)(A), the Borrower shall be entitled to request the release of the related Financed Property.
(B)    In the event of any Advance Reduction as provided in Section 2(i)(ii)(A) with respect to which the Borrower requests the release of the related Financed Property, upon deposit of the Advance Reduction into the Collection Account as provided in Section 2(i)(ii)(A) in an amount equal to or exceeding the Repayment Amount with respect to such Financed Property, such Financed Property shall be automatically released by the Administrative Agent, without any further action of the Borrower from the applicable Mortgage Documents, if any, and any related Lien. For the avoidance of doubt, the Outstanding Advance Amount shall be reduced upon the payment of, and in the amount of, such Repayment Amount.
(iii)    (A)    If, on any date of determination, a Concentration Limit Breach has occurred, then the Borrower shall repay a portion of the related Advances Outstanding in an amount necessary to cure such Concentration Limit Breach (any such reduction being a “Concentration Limit Advance Reduction”). The Administrative Agent’s rights under this Section 2(i)(iii) are in addition to and not in lieu of any other rights of the Lender under the Facility Documents or any Requirement of Law. In connection with any Concentration

Limit Advance Reduction as provided in this Section 2(i)(iii)(A), the Borrower shall be entitled to request the release of the related Financed Property per clause 2(i)(iii)(B) below.
(B)    In the event of any Concentration Limit Advance Reduction as provided in Section 2(i)(iii)(A) in which the Borrower requests release of one or more Financed Properties, upon deposit of the Concentration Limit Advance Reduction into the Collection Account as provided in Section 2(i)(iii)(A) in an amount equal to or exceeding the Repayment Amount with respect to any Financed Properties, such Financed Property shall be automatically released by the Administrative Agent, without any further action of the Borrower from the applicable Mortgage Documents, if any, and any related Lien.
(j)    Execution of Release. With respect to any Property automatically released as provided in Section 2(h)(i)(B), Section 2(h)(ii)(B), Section 2(i)(i)(B), Section 2(i)(ii)(B) or Section 2(i)(iii)(B) (each such Property, a “Released Property”), the Borrower may deliver to the Administrative Agent a release (and, in the event the related Mortgage encumbers other Financed Properties in addition to such Released Property, such release shall be a partial release that relates only to such Released Property and does not affect the Liens and security interests encumbering or on the other Financed Properties) in form and substance appropriate for the jurisdiction in which such Released Property is located and reasonably satisfactory to the Administrative Agent, which release shall be promptly executed and returned by the Administrative Agent; provided, that, the Borrower shall pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including without limitation, any reasonable attorney’s fees) incurred in connection with such release.
(k)    Spread Maintenance. Without limiting, and in addition to, the provisions of Section 14, the Borrower agrees that if any repayment of all or any portion of the Outstanding Advance Amount of an Advance is paid in connection with an Optional Repayment as provided in Section 2(h)(i)(A) that is related to a refinancing of the related Advance (other than a Refinancing Prepayment), the Borrower shall, simultaneously with the repayment of such Advance, pay to the Lenders an amount (the “Spread Maintenance Amount”) equal to the product of (i) the amount of such Optional Repayment, (ii) the Applicable Rate on such date and (iii) a fraction, expressed as a percentage, having a numerator equal to the number of days from the date of such prepayment to the Maturity Date and a denominator equal to 360.
(l)    Use of Proceeds. The proceeds of the Advances (except to the extent applied by the Administrative Agent, pursuant to Section 8(b), to the Reserve Account or to pay amounts due and owing) will be used by the Borrower for the costs and expenses related to its acquisition of Financed Properties or the reimbursement of the costs and expenses related to its previous acquisition of Financed Properties; provided, that no portion of the proceeds of any Advance may be used in any manner that causes or might cause such Advance or the application of such proceeds to violate Regulations T, U or X of the Board of Governors of the Federal Reserve System or any other regulation thereof.
(m)    Preparation/Recordation of Mortgage Documents. Within thirty (30) days after the commencement of any Mortgage Period (or such later date as the Administrative Agent may agree in writing (which agreement in writing may be via email) in its sole discretion), the Borrower shall prepare and execute Mortgage Documents with respect to each Financed Property and file or record, as applicable, such Mortgage Documents. The Borrower shall be responsible for any amounts incurred by the Borrower in connection with any preparation, execution and/or delivery of any Mortgage Documents pursuant to this Section 2(m), including without limitation any recording, filing or other similar fees, costs or taxes incurred by the Borrower in connection with the preparation, filing, recording, or releasing of any Mortgage Documents with respect to Financed Properties pursuant to this Section 2(m).
(n)    Extension of Maturity Date. The Borrower may, by delivering written notice to the Administrative Agent and the Lenders (an “Extension Request”) no later than forty-five (45) days prior to the then existing Maturity Date request the Lenders to extend the Maturity Date for a period of six (6) months (the “Extension Term”). The extension of the Maturity Date shall be subject to the following conditions: (i) no Default or Event of Default shall have occurred and be continuing and the Borrower shall be in compliance with the conditions set forth in Section 2(e)(i), (ii), (vi) and (vii), in each case, before and immediately after giving effect to such extension, and (ii) the Borrower shall have paid any applicable mortgage taxes required to maintain the enforceability and validity of any Mortgages, if any.

Section 3.    Payment of Facility Interest.
(a)    Interest on the Advances Outstanding on each day shall accrue at the Applicable Rate for such day. Interest shall accrue on a 360-day per year basis (as applicable) for the actual number of days elapsed during the relevant period. Interest on the Advances Outstanding shall be payable in arrears on each Remittance Date and on the Facility Termination Date.
(b)    On each Remittance Date, the Borrower shall pay to the Administrative Agent the Facility Interest accrued and outstanding up to and including such Remittance Date.
(c)    Notwithstanding the foregoing, the Borrower shall pay to the Administrative Agent interest at the applicable Default Rate on any principal of any Advance and on any other amounts payable by the Borrower hereunder that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Any such amount shall be secured by the Mortgages, if applicable, and other Mortgage Documents, if applicable, to the extent permitted by Requirements of Law.
Section 4.    Income Payments.
(a)    Collection and Retention of Income. The Borrower shall, or shall cause the Asset Manager to, ensure that all Income is remitted directly into the Collection Account without first being deposited into any account maintained by any Borrower-Related Party or any other Person. To the extent that any Borrower-Related Party (other than the Borrower) is holding any Income consisting of Net Sale Proceeds, the Borrower shall cause such Borrower-Related Party to deposit such Income on receipt by such Borrower-Related Party into the Collection Account. To the extent the Net Sale Proceeds for a Financed Property are less than the Outstanding Advance Amount for such Financed Property, the Borrower shall remit the difference between the Outstanding Advance

Amount and the Net Sale Proceeds into the Collection Account within two (2) Business Days of the sale of such Financed Property (such difference, the “Net Sale Proceeds True-up Amount”).
(b)    Payments from Collection Account. Subject to the terms of the Collection Account Control Agreement, the Administrative Agent shall apply all Remittance Date Available Funds on deposit in the Collection Account on each Remittance Date as follows:
(i)    first, solely to the extent the Asset Manager is not RDFN Ventures, Inc. or one of its Affiliates, to the Asset Manager, an amount equal to all unreimbursed Capital Expenditures and Operating Expenses (as each such term is defined in the Asset Management Agreement) for which the Asset Manager has delivered an invoice to the Borrower;
(ii)    second, solely to the extent the Asset Manager is not RDFN Ventures, Inc. or one of its Affiliates, (x)  if no Early Amortization Event or Event of Default has occurred and is continuing, to the Asset Manager on account of any accrued and unpaid Management Fees for which the Asset Manager has delivered an invoice to the Borrower and (y) if an Early Amortization Event or an Event of Default has occurred and is continuing, to the Asset Manager or as otherwise directed by the Administrative Agent on account of any accrued and unpaid Management Fees for which the Asset Manager has delivered an invoice to the Borrower, up to a budgeted amount approved by the Administrative Agent in its commercially reasonable discretion;
(iii)    third, to Custodian, after the occurrence of a Mortgage Event, on account of any accrued and unpaid monthly fees and permitted out-of-pocket expenses incurred under the Facility Documents and Extraordinary Custodian Agent Expenses, subject to the Extraordinary Custodian Agent Expenses Annual Cap, for which Custodian has delivered an invoice to the Borrower;
(iv)    fourth, to Diligence Agent, on account of any accrued and unpaid monthly fees and permitted out-of-pocket expenses incurred under the Facility Documents and Extraordinary Diligence Agent Expenses, subject to the Extraordinary Diligence Agent Expenses Annual Cap, for which Diligence Agent has delivered an invoice to the Borrower;
(v)    fifth, pro rata to the Administrative Agent and each Lender, on account of unpaid fees (including any Structuring Fee and/or any Refinancing Exit Fee then due and owing), Spread Maintenance Amount, expenses and indemnity amounts, and any other amounts (other than Facility Interest and Repayment Amounts) due to the Administrative Agent or any Lender from the Borrower, the Pledgor or the Guarantor under the Facility Documents;
(vi)    sixth, pro rata to each Lender, an amount equal to the Facility Interest which has accrued and is outstanding as of the Remittance Date;
(vii)    seventh, pro rata to each Lender, to (i) effect any Optional Repayment pursuant to Section 2(h)(i)(A), (ii) reduce to zero ($0) the outstanding Repayment Amount for any Financed Property for which the Borrower has provided notice of Optional

Repayment pursuant to Section 2(g), (iii) effect any Mandatory Repayment, Advance Reduction or Concentration Limit Advance Reduction pursuant to Section 2(g), in each case excluding any portion thereof scheduled to be paid on the Remittance Date pursuant to paragraph (v) or (vi) of this Section 4(b);
(viii)    eighth, on any date during a Mortgage Period, to retain in the Reserve Account an amount equal to the Required Amount, calculated as of the Remittance Date;
(ix)    ninth, on any date during an Early Amortization Event Repayment Period or following the termination of the Revolving Period, pro rata to each Lender, to reduce the Advances Outstanding to zero ($0);
(x)    tenth, solely to the extent the Asset Manager is not RDFN Ventures, Inc. or one of its Affiliates, to the Asset Manager, on account of any accrued and unpaid fees and permitted expenses incurred under the Facility Documents (and not paid in accordance with clause (ii) above);
(xi)    eleventh, to Custodian, after the occurrence of a Mortgage Event, any Extraordinary Custodian Agent Expenses that remain unpaid and for which Custodian has delivered an invoice to the Borrower;
(xii)    twelfth, to Diligence Agent, any Extraordinary Diligence Agent Expenses that remain unpaid and for which Diligence Agent has delivered an invoice to the Borrower; and
(xiii)    thirteenth, to the Borrower, or at the direction of the Borrower, a Borrower-Related Party, pursuant to a Direction Letter (or if no Direction Letter has been delivered by the Borrower to the Administrative Agent, such remaining amounts shall be remitted in accordance with the written instructions of the Borrower provided to the Administrative Agent).
(c)    Payment of Remittance Date Shortfalls. No later than the Payment Notification Time, the Administrative Agent shall provide to the Borrower an accounting of the funds to be applied on the related Remittance Date pursuant to Section 4(b) above. If, with respect to a Remittance Date, the Property Sale Funds and Net Sale Proceeds True-up Amounts on deposit in the Collection Account are not sufficient to pay in full the amounts required to be paid on such Remittance Date pursuant to Section 4(b)(i) through and including (xii) (but excluding for such purposes any amount necessary to cause the amount in the Reserve Account to be equal to the Required Amount as contemplated by Section 4(b)(viii)), then the Borrower shall, on the Business Day immediately prior to such Remittance Date, deposit into the Collection Account the amount of such shortfall (such amount, the “Shortfall Funds”).
(d)    Receipt by Administrative Agent. To the extent that the Administrative Agent receives any funds from the sale, transfer or other disposition of a Financed Property, the Administrative Agent shall apply such funds in accordance with the order of priority set forth in Section 4(b).

(e)    Alternate Rate of Interest.
(i)    If with respect to any determination of the LIBO Rate as provided herein:
(A)    the Administrative Agent determines that adequate and reasonable means do not exist for determining the LIBO Rate for any day; or
(B)    the Administrative Agent is advised by the Majority Lenders that the LIBO Rate will not adequately and fairly reflect the cost to such Lenders (or the Lender) of funding their Advances, then the Administrative Agent shall promptly give notice thereof to the Borrower, and the Lenders in accordance with Section 21, and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, then the Administrative Agent shall suspend the availability of the LIBO Rate and utilize the Alternate Base Rate in lieu of One-Month LIBOR for all purposes of this Agreement for any Advances Outstanding.
(ii)    If at any time the Administrative Agent determines (which determination shall be made by notice in accordance with Section 21 to the Borrower), that (A) the circumstances set forth in clause (i)(A) have arisen and such circumstances are unlikely to be temporary or (B) the circumstances set forth in clause (i)(A) have not arisen but the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then reasonably promptly after such determination by the Administrative Agent, the Administrative Agent and the Borrower shall endeavor to establish an alternate benchmark rate of interest to the LIBO Rate that gives due consideration to any evolving or then-existing convention for determining a rate of interest for loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate benchmark rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 30, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate benchmark rate of interest is provided to the Lenders, a written notice from the Majority Lenders stating that such Majority Lenders object to such amendment; provided, that, if such alternate benchmark rate of interest shall be less than 0.5%, such rate shall be deemed to be 0.5% for the purposes of this Agreement. Until an alternate benchmark rate of interest shall be determined in accordance with this clause (ii)), the Alternate Base Rate shall be used in lieu of One-Month LIBOR for all purposes of this Agreement.
(f)    Reserve Account.
(i)    Reserve Funds. During a Mortgage Period, Asset Manager shall deposit into a subaccount of the Collection Account (the “Reserve Account”), (1) an amount equal to six (6) months of the Property Taxes that the Administrative Agent estimates will be payable during the next ensuing six (6) months, in order to accumulate sufficient funds to pay all such Property Taxes prior to their respective due dates (the “Tax Funds”); (2) an amount equal to six (6) months of the HOA Fees that the Administrative Agent estimates will be payable during the next ensuing six (6) months, in order to accumulate sufficient funds to pay all such HOA Fees prior to their respective due dates (the “HOA Funds”); (3) an amount equal to six (6) months of the Insurance Premiums that the Administrative Agent estimates will be payable during the next ensuing six (6) months, in order to accumulate sufficient funds to pay all such Insurance Premiums prior to their respective due dates (the “Insurance Funds”); and (4) an amount equal to six (6) months of the Capital Expenditures that the Administrative Agent estimates will be payable during the next ensuing six (6) months, in order to accumulate sufficient funds to pay all such Capital Expenditures prior to their respective due dates (the “CapEx Funds”). Provided no Default or Event of Default exists immediately following a permitted sale and release of a Financed Property, the Reserve Funds reserved for any such Financed Property will be released within two (2) Business Days of such sale and release in accordance with the terms hereof.
(ii)    Release of Funds. Upon the termination of a Mortgage Event, Reserve Funds deposited into the Reserve Account pursuant to this Section 4(f) will be released to the Borrower within two (2) Business Days in accordance with the terms hereof.
Section 5.    Requirements of Law.
(a)    If any Requirement of Law or any change in the interpretation or application thereof or compliance by the Lenders or the Administrative Agent with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)    shall subject any Lender or the Administrative Agent to any Tax (other than (A) Non-Excluded Taxes, (B) Excluded Taxes described in clauses (b) through (d) of the definition of Non-Excluded Taxes and (C) Connection Income Taxes) on payments to any Lender or the Administrative Agent in respect thereof;
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of any Lender or the Administrative Agent which is not otherwise included in the determination of the One-Month LIBOR hereunder; or
(iii)    shall impose on any Lender or the Administrative Agent any other condition, and the result of any of the foregoing is to increase the cost to any Lender or the Administrative Agent of making, continuing or maintaining any Advance or to reduce any amount due or owing hereunder in respect thereof;
then, in any such case, within thirty (30) days after demand by the Administrative Agent, the Borrower shall, at its option and in its sole and absolute discretion, either (A) promptly pay the Administrative Agent such additional amount or amounts as calculated by the Administrative Agent as will compensate such Lender or the Administrative Agent for such increased cost or reduced amount receivable or (B) promptly repay all Outstanding Advance Amounts, together with all Repayment Amounts with respect thereto, pursuant to Section 2(h).
(b)    If any Lender or the Administrative Agent becomes entitled to claim any additional amounts pursuant to this Section 5, the Administrative Agent shall provide a certificate of such Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or the Administrative Agent.
(c)    Notwithstanding anything in this Agreement to the contrary, failure or delay on the part of any Lender to demand compensation pursuant to this Section 5 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5(c) for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender, as the case may be, notifies the Borrower of the Requirement of Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Requirement of Law giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof.
(d)    If any Lender demands compensation under Section 5, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce any amount payable pursuant to this Section 5, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 6.    Taxes.
(a)    Any and all payments by the Borrower under or in respect of this Agreement or any other Facility Documents to which the Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If the Borrower shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Facility Documents to a Recipient, (i) the Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) the Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) in the case of Non-Excluded Taxes, the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 6) the Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement, the term “Non-Excluded Taxes” are Taxes other than any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes that are imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or has its principal office or, in the case of a Lender, the jurisdiction (or any political subdivision thereof) in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in any Advance or Facility Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Facility Document (other than pursuant to an assignment request by the Borrower under Section 6(g)) or (ii) such Lender changes its lending office, except in each case to the extent that pursuant to Section 6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 6(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.
(b)    In addition, the Borrower hereby agrees to pay any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the Borrower’s request) (collectively, “Other Taxes”).
(c)    Borrower hereby agrees to indemnify each of the Lenders and the Administrative Agent for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Non-Excluded Taxes or Other Taxes imposed on amounts payable by the Borrower under this Section 6 imposed on or paid by any Lender and/or the Administrative Agent and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Borrower provided for in this Section 6(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally imposed or asserted. Amounts payable by the Borrower under the indemnity set forth in this Section 6(c) shall be paid within ten (10) days from the date on which the Administrative Agent makes written demand therefor. A certificate as to the amount of such payment or liability delivered to Borrower by the Lenders, or by the Administrative Agent on its own behalf or on behalf of the Lender, shall be conclusive absent manifest error.
(d)    Upon the request of the Administrative Agent, the Borrower (or any Person making such payment on behalf of the Borrower) shall furnish to the Administrative Agent for its own account a certified copy of the original official receipt evidencing payment thereof, or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    For purposes of subsection (e) of this Section 6, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by any Requirement of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Lender (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “N.A.,” “National Association,” “insurance company,” or “assurance company” (a “Non-Exempt Lender”), shall deliver or cause to be delivered to the Borrower the following properly completed and duly executed documents:
(i)    in the case of a Non-Exempt Lender that is not a United States person for U.S. federal income tax purposes that is entitled to provide such form, a complete and executed (x) U.S. Internal Revenue Form W‑8BEN or W-8BEN-E with Part II completed in which such Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W‑8ECI (or any successor forms thereto); or
(ii)    in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W‑8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit C (a “Section 6 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W‑9 (or any successor forms thereto); or
(iii)    in the case of a Non-Exempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W‑9 (or any successor forms thereto), including all appropriate attachments; or
(iv)    in the case of a Non-Exempt Lender that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W‑8BEN-E (or any successor forms thereto) and a Section 6 Certificate; or
(v)    in the case of a Non-Exempt Lender that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x) a complete and executed U.S. Internal Revenue Service Form W‑8IMY (or any successor forms thereto) (including all required documents and attachments) and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this Section if such beneficial owner were a Lender; provided, however, that no such documents will be required with respect to a beneficial owner to the extent that the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of the Borrower; provided, however, that such Lender shall be provided an opportunity to establish such compliance as reasonable; or
(vi)    in the case of a Non-Exempt Lender that is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the document that would be provided by its beneficial owner pursuant to this Section if such beneficial owner were a Lender; or
(vii)    in the case of a Non-Exempt Lender that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x) a U.S. Internal Revenue Service Form W‑8IMY (or any successor form thereto) (including all required documents and attachments) and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be provided by each such person pursuant to this Section if each such person were a Lender; and
(viii)    if a payment made to a Lender under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA and if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by any Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (viii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so..
(f)    If any Lender requests compensation under Section 5 or this Section 6, or if the Borrower is required to pay any Non-Excluded Taxes or additional amounts to any Lender or any

Governmental Authority for the account of any Lender pursuant to this Section 6, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5 or this Section 6, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(g)    If any Lender requests compensation under Section 5 or this Section 6, or if the Borrower is required to pay any Non-Excluded Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 6 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 6(f), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15, all of its interests, rights (other than its existing rights to payments pursuant to Section 5 or this Section 6) and obligations under this Agreement and the related Facility Documents to an eligible assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that in the case of any such assignment resulting from payments required to be made pursuant to this Section 6, such assignment will result in a reduction in such payments thereafter.
(h)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 6 shall survive the termination of this Agreement. Nothing contained in this Section 6 shall require the Administrative Agent or the Lenders to make available any of its tax returns or any other information that it deems to be confidential or proprietary.
(i)    For federal income tax purposes (i) the Collection Account will be owned by RedfinNow Borrower LLC (in such capacity, the “Account Owner”). The Account Owner shall provide the Collection Account Bank, in its capacity as Collection Account Bank with (i) an IRS Form W‑9 or appropriate IRS Form W‑8 by the Closing Date and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by applicable law or upon the reasonable request of the Collection Account Bank as may be necessary (a) to reduce or eliminate the imposition of U.S. withholding taxes to the Account Owner and (b) to permit the Collection Account Bank to fulfill its tax reporting obligations under applicable law with respect to the Collection Account or any amounts paid to the Account Owner. If any IRS form or other documentation previously delivered by an Account Owner becomes obsolete or inaccurate in any respect (including without limitation in connection with the transfer of any beneficial ownership interest in the Borrower), the Account Owner shall timely provide to the Collection Account Bank, in its capacity as Collection Account Bank accurately updated and complete versions of such IRS forms or other documentation. The Collection Account Bank, both in its individual capacity and in its capacity as Collection Account Bank, shall have no liability to the Account Owner or any other person in connection with any tax withholding amounts paid or withheld from the Collection Account pursuant to applicable law arising from the Account Owner’s failure to timely provide an accurate, correct and complete IRS Form W‑9, an appropriate IRS Form W‑8 or such other documentation contemplated under this paragraph.
Section 7.    Security Interest; Administrative Agent’s Appointment as Attorney-in-Fact.
(a)    Security Interest and Collateral Assignment.
Borrower, to the extent of its rights therein, hereby pledges on the date hereof to the Administrative Agent as security for the repayment of the Secured Obligations and its performance under each Facility Document to which it is a party, and hereby grants, assigns and pledges to the Administrative Agent a first priority security interest in all of the Borrower’s right, title and interest in, to and under, the Financed Properties, Leases, Obligor Contracts and other personal property, including, without limitation, all of the Borrower’s accounts, deposit accounts, commercial tort claims, documents, goods, payment intangibles, general intangibles, chattel paper, instruments, securities, investment property, promissory notes, letters of credit, letter of credit rights, supporting obligations and all other property of any type or nature, wherever located, whether now or hereafter existing, owned or acquired and the proceeds and products thereof, which shall hereinafter be collectively referred to as “Collateral,” in each case, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to secure the repayment of principal of and interest on all Advances and all other amounts owing to the Administrative Agent and the Lenders hereunder and under the other Facility Documents.
(i)    In furtherance of the foregoing, the Borrower hereby collaterally assigns to the Administrative Agent all of the Borrower’s right, title to and interest in, to and under (but not any obligations under) any Purchase Agreements, all other related agreements, contracts, takeout commitments, documents and instruments evidencing or guarantying any Collateral and all other agreements, documents and instruments related to or constituting any of the foregoing (the “Assigned Documents”). The Borrower confirms and agrees that (x) prior to the occurrence of an Event of Default, the Borrower shall enforce its rights and remedies under each Assigned Document and (y) upon the occurrence of an Event of Default, the Administrative Agent (or its designee) shall have the right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent or its designee to perform any of the obligations of the Borrower under any such Assigned Document.
(ii)    Borrower hereby authorizes the Administrative Agent to file such financing statement or statements relating to the Collateral as the Administrative Agent, at its option, may deem reasonable and appropriate, including, without limitation, pursuant to a financing statement describing a lien in “all assets of the debtor whether now owned by or owing to, or hereafter acquired by or arising in favor of, the debtor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, the debtor, and wheresoever located, including all accessions thereto and products and proceeds thereof” of the Borrower or a similar Financing Statement. The Borrower shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 7.

(b)    Acquisition of Property. The Borrower shall cause all Financed Properties acquired by it to be taken by Deed, or by means of such instruments as is provided by the Governmental Authority governing the transfer of such Financed Properties, in the name of the Borrower.
(c)    Administrative Agent’s Appointment as Attorney in Fact. The Borrower hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Borrower, as applicable, and in the name of the Borrower, as applicable, or in its own name, from time to time in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this Agreement and to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, in each case, subject to the terms of this Agreement. Without limiting the generality of the foregoing, the Borrower hereby gives the Administrative Agent the power and right, on behalf of each Borrower Party, as applicable, without assent by, but with notice to, the Borrower, as applicable, if an Event of Default shall have occurred and be continuing, to do the following:
(i)    in the name of the Borrower, as applicable, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;
(ii)    to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and
(iii)    %4. to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct, including any payment agent with respect to any Collateral; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any proceeds thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Borrower’s expense, at any time, and from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Borrower might do.
Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done to effect the intent of this Agreement by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. In addition to the foregoing, the Borrower agrees to execute, and to cause the Pledgor to execute, a Power of Attorney to be delivered on or prior to the initial Funding Date. The Borrower and the Administrative Agent acknowledge that the Power of Attorney shall terminate on the Facility Termination Date and satisfaction in full of the Secured Obligations. The powers conferred on the Administrative Agent under this Section 7(c) and under the Power of Attorney are solely to protect the Administrative Agent’s interests in the Financed Properties and shall not impose any duty upon it to exercise any such powers and such powers shall only be exercised by the Administrative Agent upon the occurrence and continuance of an Event of Default.
Borrower also authorizes the Administrative Agent, if an Event of Default shall have occurred and be continuing, from time to time, to execute, in connection with any sale provided for in Section 13, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.
The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct in connection with any action taken by it hereunder.
Section 8.    Payment, Transfer and Custody.
(a)    Unless otherwise mutually agreed to in writing, all transfers of funds to be made by the Borrower hereunder or under any Facility Document shall be made in Dollars, by wire transfer in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at the following account maintained by the Administrative Agent at CITIBANK N.A.: City, State: New York, New York, ABA #[***], Account Name: GOLDMAN SACHS BANK USA, Account Number: [***], not later than 4:00 p.m. (New York City time), on the date on which such payment shall become due (and each such payment received after such time shall be deemed to have been made on the Business Day next succeeding the date of receipt by the Administrative Agent of such payment). If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. The Borrower acknowledges that it has no rights of withdrawal from the foregoing account. Any payment required to be made by any party hereunder that is received after the date or time otherwise required to be received shall not be deemed received late if such delay is due solely to delays in the federal wire transfer system that are beyond the control of the party initiating such wire transfer.

(b)    At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, and reimbursable expenses (including all reimbursement for fees and expenses pursuant to Section 14, funds necessary to maintain the Required Amount in the Reserve Account and other sums payable under the Facility Documents), may be paid from the proceeds of Advances made hereunder, whether or not such application is specified in any Advance Request.
(c)    If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Advances and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Advances of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in the Collection Account, and apply any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
Section 9.    Fees. The Borrower shall pay to the Administrative Agent all amounts due and owing as set forth in this Agreement and the Administrative Agent Fee Letter, including Spread Maintenance Amounts, the Structuring Fee and the Refinancing Exit Fee. The Structuring Fee (subject to the provisions set forth in the Administrative Agent Fee Letter), the Spread Maintenance Amounts, the Refinancing Exit Fee and all other fees payable under any Facility Document are non-refundable once earned, and such payment shall be made in Dollars, by wire transfer in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at such account designated by the Administrative Agent.

Section 10.    Representations. The Borrower represents and warrants to the Administrative Agent that, as of each Funding Date and as of the date of this Agreement:
(a)    Due Organization and Qualification. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized. The Borrower is duly qualified to do business, is in good standing and has obtained all necessary licenses, franchises, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Facility Documents, except where any failure to obtain such license, franchise, permit, charter, registration or approval would not cause or be reasonably likely to cause a Material Adverse Effect. The Borrower has not engaged in any activities since its formation other than as contemplated in, or permitted under, the Facility Documents.
(b)    Power and Authority. The Borrower has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Facility Documents and to consummate the transactions therein contemplated.
(c)    Due Authorization. The execution, delivery and performance of the Facility Documents by the Borrower have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.
(d)    Non-contravention. None of the execution and delivery of the Facility Documents by the Borrower, the consummation of the transactions therein contemplated nor compliance by the Borrower with the terms, conditions and provisions thereof:
(i)    conflicts with, breaches or violates any provision of the Governing Documents or material agreements of the Borrower or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to the Borrower, the Financed Properties or the Collateral;
(ii)    conflicts with, contravenes or violates any Requirement of Law or any judgment, order, writ, injunction, decree or demand of any court applicable to the Borrower;
(iii)    constitutes a default by the Borrower under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument to which the Borrower is a party, or by which any of its properties is or may be bound or affected; or
(iv)    results in or requires the creation of any lien upon or in respect of any of the assets of the Borrower except the lien relating to the Facility Documents.
(e)    Legal Proceeding. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any Financed Property, the Borrower, Pledgor or the Guarantor, pending or, to the Borrower’s knowledge, threatened, which would reasonably be expected to have a Material Adverse Effect on any Borrower-Related Party or which questions or is reasonably likely to have an adverse effect on the validity or enforceability of any of the Facility Documents or any action taken or to be taken in connection with the obligations of any Borrower-related Party under any of the Facility Documents to which it is a party.
(f)    Valid and Binding Obligations. Each of the Facility Documents to which the Borrower is a party have been duly executed and delivered by Borrower, for good and valuable consideration, and constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g)    Financial Statements. The audited balance sheet of the Guarantor as of the fiscal year most recently ended for which such audited balance sheet is available, and the related audited statements of income and retained earnings and of cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification arising out of the audit conducted by the Guarantor’s independent certified public accountants, copies of which have been furnished to the Administrative Agent, and each of the Financial Statements of the Guarantor delivered pursuant to Section 11(b)(i) and (ii), (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of the Guarantor as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP, consistently applied, except as noted therein (subject to interim statements to normal year-end adjustments and the absence of footnotes). Except as disclosed in such Financial Statements, the Guarantor is not subject to any contingent liabilities or commitments that, individually or in the aggregate, which would reasonably be likely to have a Material Adverse Effect with respect to the Guarantor.
(h)    Accuracy of Information. The information, reports, certificates, documents, financial statements, operating statements, books, records, files, exhibits and schedules (but excluding, in each case, any projections, forward-looking statements, budgets, estimates, forecasts and general market data) furnished by or on behalf of any Borrower-Related Party to the Administrative Agent in connection with the Facility Documents, when taken as a whole, as of the date furnished, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by or on behalf of Borrower to be reasonable at the time made, it being recognized by Administrative Agent and Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. As of the Closing Date, to the best knowledge of any Borrower-Related Party, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
(i)    No Consents. No consent, license, franchises, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with the execution, delivery and performance or consummation by the Borrower of this Agreement or any other Facility Documents, other than any that have heretofore been obtained, given or made.
(j)    Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by the Borrower in the conduct of its business or pursuant to the Facility Documents violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it in any material respect. No Borrower-Related Party is in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority in any material respect.
(k)    Solvency; Fraudulent Conveyance; Judgments. Each of the Borrower and the Guarantor is Solvent and will not be rendered not Solvent by any Advance and, after giving effect to any such Advance, the Borrower will not be left with an unreasonably small amount of capital with which to engage in its business. The Borrower does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Borrower is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official. The receipt of an Advance and pledge of the Financed Properties subject hereto is not undertaken with the intent to hinder, delay or defraud any of the creditors of the Borrower or the Guarantor. Neither the Borrower nor the Guarantor is or has ever been the subject of any proceedings of the type referred to in the definition of “Insolvency Event” hereunder.
(l)    Investment Company Act Compliance. Neither the Borrower nor the Guarantor is required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an “investment company” as defined under the Investment Company Act, without reliance solely upon exemptions or exclusions available to the Borrower nor the Guarantor pursuant to Section 3(c)(1) or 3(c)(7) thereof. Borrower has been structured so as not to constitute, and is not, a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(m)    Taxes. The Borrower, Pledgor, Guarantor and any Affiliates of Guarantor that own, directly or indirectly the Pledgor have filed (or obtained effective extensions for filing) all required income tax returns and all other material tax returns, domestic and foreign, and required to be filed by the Borrower or such Affiliate of the Borrower, including mortgage recording taxes, and has paid all taxes (including mortgage recording taxes and other Property Taxes), and any assessments payable by them, or with respect to any of its property or assets and which have become due unless, in each case, the same are not delinquent and are being contested in accordance with Section 11(o) and such non-payment would not reasonably be expected to have a Material Adverse Effect. There is no material action, suit, proceeding, investigation, audit or claim relating to any such taxes now pending or, to its knowledge, threatened by any Governmental Authority against it, which is not being contested in good faith as provided above. It has neither entered into any agreement or waiver nor been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of taxes. All gross receipts, rent and sales taxes payable by the Borrower with respect to the use and operation of any of its Financed Properties and assets have been paid, unless, in each case, the same are not delinquent and are being contested in accordance with Section 11(o) and such non-payment would not reasonably be expected to have a Material Adverse Effect. No abatement proceedings are pending with reference to any real estate taxes or private assessments assessed against any property owned by it.
(n)    No Broker. The Borrower has not dealt with any broker, investment banker, agent, or other Person, except for the Administrative Agent, who may be entitled to any commission or compensation in connection with the receipt of the Advances and pledge of the Financed Properties pursuant to this Agreement; provided, that if the Borrower has dealt with any broker, investment banker, agent, or other Person, except for the Administrative Agent, who may be entitled to any commission or compensation in connection with the receipt of the Advances and pledge of the Financed Properties pursuant to this Agreement, such commission or compensation shall have been paid in full by the Borrower.
(o)    Regulation T, U and X. The Borrower is not engaged principally, or as one of its major activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Advance hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the entering into nor consummation of any transaction hereunder, nor the use of the proceeds thereof, will violate any provisions of Regulations T, U and X of the Federal Reserve Board, 12 C.F.R., Chapter II.
(p)    ERISA. No Event of ERISA Termination has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect.
(q)    Subsidiaries. The Borrower has no Subsidiaries.
(r)    Other Credit Facilities and Debts. As of the Closing Date, the Borrower is not an obligor under any Indebtedness other than any Indebtedness contemplated by the Facility Documents.
(s)    Title to Properties. The Borrower has good, valid insurable (in the case of real property) and marketable title to all of the Collateral free and clear of all Liens (other than Permitted Liens); provided, that no representation is made with respect to this clause (s) with respect to any Property (with respect to which) in the case of any Financed Property, for the avoidance of doubt, representations shall be made in clause (z) below or Schedule 1 attached hereto.
(t)    Regulatory Action. To the Borrower’s knowledge, the Borrower is not currently under investigation and no investigation by any federal, state or local government agency is threatened as would reasonably be expected to have a Material Adverse Effect. The Borrower has not been the subject of any government investigation which has resulted in the voluntary or involuntary suspension of a license, a cease and desist order, or such other action as would reasonably be expected to have a Material Adverse Effect.

(u)    Anti-Money Laundering Laws. The operations of the Borrower are, and have been, conducted at all times in compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Money Laundering Laws or Anti-Corruption Laws have been started or (to the best of its knowledge and belief) threatened against the Borrower or to the knowledge of the Borrower any Affiliates of the Borrower.
(v)    OFAC. None of the Borrower, Pledgor, or Asset Manager nor any Affiliates of the Borrower (A) is a Sanctioned Target, (B) is controlled by or is acting on behalf of a Sanctioned Target, (C) to the best knowledge of the Borrower after due inquiry, is under investigation for an alleged breach of Sanctions by a governmental authority that enforces Sanctions, (D) has any of its assets in Sanctioned Targets, (E) derives any of its operating income from investments in, or transactions with, Sanctioned Targets, or (F) has been previously convicted of any Patriot Act Offense. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. The proceeds of any Advance will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Target.
(w)    Insurance. Prior to the date of the initial Advance, the Borrower has delivered to the Administrative Agent evidence of all insurance policies necessary to satisfy the Insurance Requirements in accordance with Section 2(d)(xi). Following the date of the initial Advance, all such policies are in full force and effect. No claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such insurance policies with respect to which claims the related insurer has indicated a defense to payment or any unwillingness to pay such claim, which defense or unwillingness to pay is reasonably expected to result in non-payment in full or in part of such claim and any such failure to pay such claim would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. With respect to any such insurance policy, there has been no act or omission that would impair the coverage of such policy in any material respect.
(x)    No Default. There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Borrower-Related Party that, individually or in the aggregate, since the date of Guarantor’s last audited financial statements, would reasonably be expected to have a Material Adverse Effect that such Borrower-Related Party has not notified Administrative Agent of in writing. No Default, Event of Default or Early Amortization Event has occurred.
(y)    Jurisdiction of Organization. On the Closing Date, the Borrower’s jurisdiction of organization is the State of Delaware. The Borrower shall provide the Administrative Agent with thirty (30) days advance written notice of any change in the Borrower’s jurisdiction. The Borrower does not have a trade name.
(z)    Representations and Warranties Regarding Properties. The applicable representations and warranties set forth in Schedule I attached hereto with respect to each Financed Property are true, complete and correct, except as waived by the Administrative Agent.
(aa)    Security Interest. The provisions of this Agreement are effective to create in favor of Administrative Agent a valid security interest in all right, title and interest of Borrower in, to and under the Collateral (which shall apply to any real property only after any applicable Mortgage Documents have been recorded in accordance with Section 2(m) after the occurrence of a Mortgage Event). Upon the filing of financing statements on Form UCC‑1, naming Administrative Agent as “Secured Party” and Borrower as “Debtor” and describing the Collateral, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Borrower in, to and under that portion of the Collateral in which a security interest can be perfected by filing a financing statement under the Uniform Commercial Code. Upon the execution and delivery of the Collection Account Control Agreements, Administrative Agent shall have a fully perfected first priority security interest in the Collection Account.
(bb)    Ability to Perform. Borrower does not believe, nor does it have any reason or cause to believe, that any Borrower-Related Party cannot perform, to a material respect, each and every covenant contained in the Facility Documents to which it is a party.
(cc)    Asset Management Agreement. Borrower has delivered to Administrative Agent the Asset Management Agreement (including all amendments and supplements thereto) and, as of the date of this Agreement and as of the related Funding Date it is in full force and effect in accordance with its terms and no default or Asset Manager Removal Event exists thereunder.
(dd)    Ordinary Course of Business. The consummation of the transactions contemplated by the Facility Documents are in the ordinary course of business of each Borrower-Related Party.
(ee)    Financial Covenants. The Guarantor is in compliance with each Financial Covenant.
(ff)    Location of Books and Records. The Borrower’s location (within the meaning of Article 9 of the UCC), and the office where the Borrower keeps its physical records (within the meaning of Article 9 of the UCC) relating to the Eligible Properties is at the address of the Borrower at 1099 Stewart Street, Suite 600, Seattle, WA 98101, or any other location from time to time notified by the Borrower to the Administrative Agent, as such address may be amended from time to time upon thirty (30) days’ prior written notice. As of the Closing Date, the Borrower has not changed its name or location within the past twelve (12) months.
(gg)    [Reserved].

(hh)    No Adverse Selection. None of the Borrower, the Guarantor, the Asset Manager, or any of their respective Affiliates has intentionally selected any Property to be a Financed Property in a manner so as to adversely affect the interests of the Lenders or the Administrative Agent.
(ii)    No Contractual Obligations. Other than (x) the Facility Documents and any arm’s-length commercial agreements and documents executed by Borrower related thereto or in connection therewith with respect to purchase and sale transactions related to the Properties (in each case that do not violate any other Section of this Agreement) and (y) its Governing Documents, as of the date of this Agreement, Borrower (i) is not subject to any Contractual Obligations and has not entered into any agreement, instrument or undertaking by which it or its assets are bound (other than certain service agreements entered into by Borrower and its Independent Member on or prior to the Closing Date and certain registered agent service agreements entered into by Borrower and its registered agent for service of process), and (ii) has not incurred any Indebtedness, and prior to the date of this Agreement, Borrower has not entered into any Contractual Obligation, or any agreement, instrument or undertaking by which it or its assets are bound or incurred any Indebtedness (other than certain service agreements entered into by Borrower and its Independent Member on or prior to the Closing Date and certain registered agent service agreements entered into by Borrower and its registered agent for service of process) other than Indebtedness which has been repaid in full.
(jj)    Home Characteristics and Concentration Limits. Each of the Financed Properties meets all Acquisition Parameters and the pool of Financed Properties meets all Concentration Limits.
Section 11.    Covenants of Borrower. On and as of the date of this Agreement and each Funding Date and on each day until this Agreement is no longer in force, the Borrower covenants, as to itself, as follows:
(a)    Notices. The Borrower shall promptly (unless otherwise set forth herein) notify the Administrative Agent of the occurrence of any of the following of which a Responsible Officer of the Borrower has knowledge or receives notice of, together with a certificate of the Borrower setting forth details of such occurrence:
(i)    the occurrence of (x) any Default, Early Amortization Trigger or Asset Manager Removal Event, (y) within four (4) Business Days, any event, occurrence or change in circumstances that has or would reasonably be expected to have a Material Adverse Effect or (z) any Event of Default, in each case, as promptly as practicable but in any event within two (2) Business Days of such notice or knowledge thereof;
(ii)    the Borrower shall provide five (5) Business Days’ written notice to the Administrative Agent following any material change to (i) the form or substance of the Purchase Agreements (ii) the types of Properties it will purchase, (iii) the service fee it will charge to the seller of Properties, or (iv) the Asset Manager’s policies on the holding period for Financed Properties or the price at which Borrower will sell Financed Properties; provided, however, that the Borrower shall not be required to provide written notice if such change has become publicly available;

(iii)    Borrower will promptly, and in any event within ten (10) Business Days after service of process on the Borrower, give to the Administrative Agent, notice of all litigation, actions, suits, arbitrations, governmental investigations, affecting the Borrower or affecting any of the assets of the Borrower before any Governmental Authority that (x) questions or challenges the validity or enforceability of any of the Facility Documents or any action to be taken in connection with the transactions contemplated hereby or (y) individually or in the aggregate would be reasonably likely to have a Material Adverse Effect. The Borrower will promptly provide notice of any judgment which with the passage of time, would cause an Event of Default hereunder;
(iv)    the filing by or on behalf of the Borrower of any material insurance claims with respect to the Financed Properties;
(v)    Borrower shall promptly, and in any event within four (4) Business Days after obtaining knowledge that a Financed Property is an Ineligible Property, give notice to the Administrative Agent that a Financed Property is an Ineligible Property;
(vi)    the occurrence of a material breach by the Asset Manager under the Asset Management Agreement; or
(vii)    any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
(b)    Reporting. The Borrower shall maintain a system of accounting established and administered in accordance with GAAP, and the Borrower shall furnish to the Administrative Agent within the time period specified:
(i)    within forty-five (45) days after the last day of each fiscal quarter (other than the fourth fiscal quarter) of each fiscal year of the Guarantor, or if the Guarantor utilizes the extension permitted by Rule 12b-25 under the Exchange Act, upon conclusion of such extension solely to the extent such extension extends beyond forty-five (45) days after the end of the last day of such fiscal quarter, the Guarantor’s condensed consolidated, unaudited Financial Statements with respect to such fiscal quarter,, presented fairly in accordance with GAAP and in the applicable comparative form;
(ii)    within one hundred twenty (120) days after the last day of its fiscal year, commencing with the 2019 fiscal year, or if the Guarantor utilizes the extension permitted by Rule 12b-25 under the Exchange Act, upon conclusion of such extension solely to the extent such extension extends beyond one hundred twenty (120) days after the end of the last day of such fiscal year, the Guarantor’s consolidated, audited Financial Statements with respect to such fiscal year, presented fairly in accordance with GAAP and in the applicable comparative form, and accompanied, in all cases, by an unqualified report from an independent public accountant of nationally recognized standing which shall state that said Financial Statements fairly present the financial condition and results of operations of the Guarantor as at the end of and for such fiscal year in accordance with GAAP;

(iii)    within five (5) Business Days of the delivery of the Guarantor’s Financial Statements pursuant to clause (i) or clause (ii) above in this Section 11(b), a compliance certificate, substantially in the form of Exhibit G hereto or such other form as approved by the Administrative Agent in its sole discretion;
(iv)    to the extent that at the Remittance Date Cutoff Time the Borrower owns any Financed Properties, at the Remittance Date Cutoff Time, a property management report of the Borrower containing the information set forth in Exhibit D (as such exhibit may be updated from time to time as mutually agreed to in writing by the Borrower and the Administrative Agent) with respect to the Financed Properties as of the Remittance Date Cutoff Time; and
(v)    to the extent not otherwise prohibited from disclosing, promptly, from time to time, such other information regarding the business affairs, operations and financial condition of the Borrower, Pledgor, Asset Manager and the Guarantor as the Administrative Agent or the Lenders may reasonably request, except to the extent such information is otherwise publicly available.
(c)    Fundamental Changes. Other than in connection with activities contemplated by Section 2(h)(ii), or as otherwise consented to by the Administrative Agent in writing, the Borrower shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets (determined on a consolidated basis and excluding internal reorganizations and ordinary course property sales and securitizations and transactions contemplated under this Agreement); provided, that any party may merge or enter into any of the aforementioned transactions with the Borrower so long as the Borrower is the surviving entity and no Change in Control results from such transaction.
(d)    Maintenance of Property and Insurance. The Borrower shall (a) keep all property useful and necessary in its business in good working order and condition, (b) following the initial Advance, maintain insurance that complies with the Insurance Requirements, and (c) furnish to the Administrative Agent upon request information and certificates with respect to such insurance.
(e)    No Adverse Claims. The Borrower warrants and will defend all Collateral against all adverse claims and demands (excluding any Permitted Liens).
(f)    Assignment. Except as permitted herein, the Borrower shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate, contract, create, incur, assume, permit to exist or grant a security interest in or lien on or otherwise encumber (except pursuant to the Facility Documents), any of the Collateral or any interest therein or grant, allow or enter into any agreement or arrangement with any Person that prohibits or restricts or purports to prohibit or restrict the granting of any Lien on any of the foregoing; provided that this Section 11(f) shall not prevent any transfer of any Collateral (including any Property) in accordance with the Facility Documents.

(g)    Security Interest. The Borrower shall do all things necessary or required by the Facility Documents or Requirements of Law, or as requested by the Administrative Agent to preserve (i) the Collateral so that it remains subject to a perfected security interest hereunder with the priority provided for herein (subject to Section 2(m)) and (ii) the Pledged Collateral so that it remains subject to a perfected first priority security interest under the Pledge Agreement, including executing or causing to be executed (A) such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto and (B) all documents necessary to collaterally assign to the Administrative Agent all rights (but none of the obligations) of the Borrower under each Purchase Agreement as set forth in Section 7(a)(i) (which shall apply to any real property only after any applicable Mortgage Documents have been recorded in accordance with Section 2(m) after the occurrence of a Mortgage Event).
(h)    Records.
(i)    The Borrower shall collect and maintain or cause to be collected and maintained all Records relating to the Financed Properties in accordance with industry custom and practice for assets similar to the Financed Properties.
(ii)    Upon reasonable advance notice from the Administrative Agent, the Borrower shall (x) make any and all such Records related to the Financed Properties available to the Administrative Agent to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit the Administrative Agent or its authorized agents to discuss the affairs, finances and accounts of Borrower with a Responsible Officer and to discuss the affairs, finances and accounts of Borrower with Guarantor’s independent certified public accountants.
(i)    Books. The Borrower shall keep or cause to be kept proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare its financial statements in conformity with GAAP.
(j)    Approvals. The Borrower shall preserve and maintain its legal existence and all material rights, privileges, licenses, permits or other approvals necessary for the Borrower to conduct its business and to perform its obligations under the Facility Documents, and the Borrower shall conduct its business in accordance with all Requirements of Law in all material respects; provided that, any failure to maintain such licenses, permits or other approvals or comply with such Requirements of Law which would be reasonably likely to result in an impairment of the Administrative Agent’s or any Lender’s rights hereunder, including the Administrative Agent’s security interest in the Collateral shall be deemed material.
(k)    Change in Business. The Borrower shall not make any material change in the nature of its business as conducted on the Closing Date.

(l)    Distributions. If an Event of Default has occurred and is continuing or would result therefrom, the Borrower shall not pay any dividends with respect to any Capital Stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower.
(m)    Requirements of Law. The Borrower shall, and shall cause each other Borrower-Related Party to, comply with all Requirements of Law in all material respects. No part of the proceeds of any transaction shall be used for any purpose that violates Regulations T, U or X of the Board of Governors of the Federal Reserve System. The proceeds of any transaction shall not be used, directly or indirectly, for any purpose which would breach any Anti-Corruption Laws, any Anti-Money Laundering Laws or Sanctions. The Borrower shall (i) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; and (ii) maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The repayment of any Advance or any other payment due to the Administrative Agent under this Agreement or any other Facility Document shall not be funded, directly or, to the Borrower’s knowledge after due inquiry, indirectly, with proceeds derived from a transaction prohibited by Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions or in any manner that would cause the Borrower, or to the knowledge of the Borrower, any Affiliates of the Borrower to be in breach of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions. The proceeds of any Advance hereunder will not, directly or, to the Borrower’s knowledge after due inquiry, indirectly, be used to lend, contribute, or otherwise made available: (i) to fund any activities or business of or with a Sanctioned Target, or (ii)  in any manner that would be prohibited by Sanctions or would otherwise cause the Administrative Agent to be in breach of any Sanctions.
(n)    Chief Executive Office; Jurisdiction of Organization. The Borrower shall not change its name, organizational number or jurisdiction of organization (or have more than one such jurisdiction) or move the location of its principal place of business and chief executive office (as defined in the UCC) from the location referred to in Section 10, unless in each case the Borrower has provided the Administrative Agent thirty (30) days’ prior written notice of such move or change and has taken all actions required under the UCC to continue the first priority perfected security interest of the Administrative Agent in the Collateral.
(o)    Taxes. The Borrower shall timely file all federal, income and other state and local tax returns that are required to be filed by it and shall timely pay and discharge all taxes, assessments and governmental charges or levies reflected as due on such returns and all other federal, income and other state and local taxes, assessments and governmental charges and levies imposed on it or on its income or profits or on any of its property (other than real estate and real property taxes in respect of Financed Properties) prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained. With regard to real estate and real property taxes in respect of Financed Properties, notwithstanding the foregoing, the Borrower may, at its own expense, contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any such taxes, assessments and government charges and levies; provided, that (i) no Early Amortization Event or Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which the Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Requirements of Law; (iii) neither the Collateral, the Pledged Collateral nor any Financed Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) it shall promptly upon final determination thereof pay the amount of any such taxes, assessments and government charges and levies, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested taxes, assessments and government charges and taxes; (vi) appropriate reserves have been established in accordance with GAAP, and (vii) it shall furnish such security as may be required in the proceeding to insure the payment of any such Property Taxes or Other Charges, together with all interest and penalties thereon. The Administrative Agent may apply such security or part thereof held by it at any time when, in its judgment, the validity or applicability of such Property Taxes or Other Charges are established or the Financed Property or any other of its assets (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien granted hereunder being primed by any related Lien.
(p)    Transactions with Affiliates. The Borrower will not enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) not otherwise prohibited in this Agreement or as contemplated by the Facility Documents, (ii) in the ordinary course of the Borrower’s business and (iii) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate.
(q)    No Pledge. The Borrower shall not pledge, transfer or convey any security interest in the Collection Account to any Person (other than the pledge contemplated in the Collection Account Control Agreement) without the express written consent of the Administrative Agent.
(r)    Special Purpose Entity. Unless otherwise consented to by the Administrative Agent in writing, and except as expressly permitted by the Facility Documents, the Borrower and the Pledgor shall comply with the Facility Documents, shall not modify, amend or terminate their organizational documents and, shall be Special Purpose Entities, that shall (i) own no material assets, and will not engage in any lines of business or activities, other than the assets and transactions specifically contemplated by the Facility Documents; (ii) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than permitted under the Facility Documents; (iii) not make any loans or advances to any Affiliate or third party, and shall not acquire obligations or securities of its Affiliates; (iv) pay its debts and liabilities (including, as applicable, shared personnel expenses and overhead expenses) only from its own assets; (v) comply with the provisions of its organizational documents (except, with respect to the certificate of formation as required by law); (vi) do all things necessary to observe organizational formalities and to preserve its existence, and not amend, modify or otherwise change its organizational documents, or suffer the same to be amended, modified or otherwise changed, without the Administrative Agent’s prior written consent (other than its certificate of formation, to the extent such amendment or modification is required by any Requirement of Law) which shall not be unreasonably conditioned, withheld or delayed; (vii) maintain all of its books, records and financial statements separate from those of its Affiliates (except that such financial statements may be consolidated with an Affiliate to the extent consolidation is required under GAAP or as a matter of any Requirement of Law; provided, that to the extent required by GAAP (1) appropriate notation shall be made on such financial statements if prepared to indicate the separateness of such Borrower Party from such Affiliate and to indicate that such Borrower Party’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (2) such assets shall also be listed on such Borrower Party’s own separate balance sheet, if prepared and (3) such Borrower Party shall file its own tax returns if filed, except to the extent consolidation is required or permitted under any Requirement of Law); (viii) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other; (ix) not enter into any transactions with any Affiliates except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction, except as contemplated hereunder; (x) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business purposes, transactions and liabilities; provided, however, that the foregoing shall not require the direct or indirect partners, members or beneficial owners, as applicable, of Pledgor or Borrower to make additional capital contributions or loans to the Pledgor or the Borrower; (xi) to the fullest extent permitted by law, not engage in or suffer any Change in Control, dissolution, winding up, liquidation, consolidation or merger or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein); (xii) not, other than as contemplated in the Facility Documents, commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others; (xiii) not institute against, or join any other Person in instituting against any Borrower Party, any proceedings of the type referred to in the definition of “Insolvency Event” hereunder or seek to substantively consolidate any Borrower Party in connection with any Insolvency Event with respect to any Borrower-Related Party or any other Person; (xiv) not hold itself out to be responsible for the debts or obligations of any other Person except as contemplated under the Facility Documents; (xv) not form, acquire or hold any equity interest in any other entity (other than the Pledgor’s ownership of the Capital Stock of the Borrower); (xvi) [reserved]; (xvii) not pledge its assets to secure the obligations of any other Person other than pledges specifically contemplated by the Facility Documents; (xviii) not, without the prior unanimous written consent of all of its Independent Members, take any Insolvency Action; and (xix) (a) have at all times at least one (1) Independent Member and (b) provide the Administrative Agent with up-to-date contact information for each such Independent Member and a copy of the agreement pursuant to which such Independent Member consents to and serves as an “Independent Member” for any Borrower Party; and (xx) the organizational documents for each Borrower Party shall provide (a) that Lender be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Member, together with the name and contact information of the replacement Independent Member and evidence of the replacement’s satisfaction of the definition of Independent Member and (b) that any Independent Member of a Borrower Party shall not have any fiduciary duty to anyone including the holders of the equity interest in such

Borrower Party or any Affiliates of such Borrower Party except the Borrower Party itself and the creditors of such Borrower Party with respect to taking of, or otherwise voting on, the Insolvency Action; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. Borrower shall cause Pledgor not to engage in any business activity other than the acting as the sole member of Borrower and performance of its obligations under the Facility Documents to which it is a party and the conduct of lawful business that it incidental, necessary and appropriate to accomplish the foregoing. The Borrower shall cause the Pledgor not to own any assets other than its membership interest in the Borrower.
(s)    Use of Proceeds. The Borrower shall use the proceeds of all Advances solely for the purposes described in Section 2(l).
(t)    Further Assurances. The Borrower shall at any time or from time to time upon the reasonable request of the Administrative Agent, at the Borrower’s sole cost and expense, (i) furnish to the Administrative Agent all instruments, documents, certificates, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by the Borrower pursuant to the terms of the Facility Documents or reasonably requested by the Administrative Agent in connection therewith, in each case to the extent such instruments, documents, certificates, appraisals, reports and agreements exist and are in the possession of the Borrower or any of its agents; and (ii) execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and continuation statements), which may be reasonably requested by the Administrative Agent or required under any Requirement of Law to effectuate the transactions contemplated by the Facility Documents or to grant, preserve, protect or perfect the Liens created by the Facility Documents or the validity or priority of any such Lien (which shall apply to any real property only after any applicable Mortgage Documents have been recorded in accordance with Section 2(m) after the occurrence of a Mortgage Event).
(u)    OFAC. At all times that any Secured Obligations remain unpaid, it shall, and shall cause the Asset Manager to, be in compliance with all applicable orders, rules, and regulations of OFAC.
(v)    Inspection Rights. Once during each calendar year (which shall be inclusive of and not in addition to any inspection performed under any other Facility Document and if an Event of Default shall have occurred and be continuing, as often as the Administrative Agent deems necessary or desirable), the Administrative Agent (and its agents or professional advisors) at the Borrower’s cost and expense, unless an Event of Default has occurred and is continuing, subject to the Administrative Agent Diligence Cap, shall have the right, from time to time, at their discretion and upon reasonable prior notice to the relevant party, to visit and inspect any of the Financed Properties of the Borrower, to discuss the affairs, finances and condition of the Borrower with the officers thereof and independent accountants therefor and to examine, and audit, during business hours, any and all of the books, records, financial statements, legal and regulatory compliance, operating and reporting procedures and information systems, or other information and information systems of the Borrower, or held by another for the Borrower or on its behalf, concerning or otherwise affecting the Financed Properties or the Facility Documents. The Administrative Agent (and its agents and professional advisors) shall treat as confidential any information obtained during the aforementioned examinations subject to any applicable exceptions set forth in the confidentiality provisions of this Agreement. Upon notice and during regular business hours, each Borrower agrees to promptly provide the Administrative Agent (and its agents or professional advisors) with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) the Administrative Agent (and its agents or professional advisors) may reasonably require in order to conduct periodic due diligence relating to the Borrower in connection with the Financed Properties and the Facility Documents.
(w)    Accounts. The Borrower shall not establish, maintain or suffer to exist any deposit account or securities account by or on behalf of itself, except: (i) deposit accounts and securities accounts established for holding tenant security deposits to the extent required by applicable law, and for holding funds distributed to it from the Collection Account or other excess funds not required hereunder to be paid into the Collection Account; (ii) a deposit account or securities account in which it maintains amounts necessary to comply with this Agreement and (iii) any other account contemplated by, or permitted under the Facility Documents.
(x)    Contractual Obligations. The Borrower shall not take any action which subjects itself to any material Contractual Obligation other than (i) the Facility Documents or as contemplated therein, or as permitted thereunder, and any arm’s-length commercial agreements and documents executed by any Borrower-Related Party related thereto or in connection therewith with respect to purchase or sale transactions relating to the Financed Properties, (ii) other agreements and obligations authorized under its Governing Documents and (iii) certain service agreements entered into by the Borrower and its Independent Member on or prior to the Closing Date and certain registered agent service agreements entered into by the Borrower and its registered agent for service of process.
(y)    Recordation of Mortgages. No Borrower Party shall record or cause to be recorded any Mortgage in the name of the Administrative Agent or any Lender unless the Administrative Agent has approved the form of such Mortgage.
(z)    Asset Management. The Borrower shall, at all times during the term of this Agreement and during which an Advance is outstanding, cause each Financed Property to be managed by the Asset Manager under the Asset Management Agreement or by such other Person as is acceptable to the Administrative Agent in its reasonable discretion.
(aa)    Asset Manager Removal Event. (i) To the extent that an Asset Manager Removal Event pursuant to clauses (b), (c), (e), (f), or (g) of such definition occurs, in each case, the Borrower shall cause a successor Asset Manager reasonably acceptable to Administrative Agent to be appointed within thirty (30) days and (ii) to the extent that an Asset Manager Removal Event pursuant to clause (d) of such definition occurs, the Borrower shall cause a successor Asset Manager reasonably acceptable to Administrative Agent to be appointed within sixty (60) days.

(bb)    No Amendments. Borrower shall not amend, modify, cancel or terminate, or permit the amendment, modification, cancellation or termination of any Facility Document, without the consent of Administrative Agent.
(cc)    Required Amount. If, during a Mortgage Period and after giving effect to any application of funds on any Remittance Date, the Required Amount exceeds the balance of funds on deposit in the Reserve Account, the Borrower shall, within one (1) Business Day, make a cash deposit in the Collection Account for application into the Reserve Account in the amount necessary, if any, to reduce such excess to zero (immediately after giving effect to such cash deposit).
(dd)    Cooperate in Legal Proceedings. The Borrower shall cooperate fully with the Administrative Agent with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of the Administrative Agent or any Lender hereunder or any rights obtained by the Administrative Agent or any Lender under any of the other Facility Documents and, in connection therewith, permit the Administrative Agent, at its election, to participate in any such proceedings; provided, that this covenant shall not apply to any such proceedings brought by any Borrower-Related Party or one of their Affiliates that relates to the transactions contemplated hereby.
(ee)    All Obligor Contracts. The Borrower will be the designated counterparty to all Obligor Contracts entered into by it.
Section 12.    Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:
(a)    Payment Default. The Borrower fails to make any payment of (A) the Advances Outstanding on the Maturity Date or any other payment of any Outstanding Advance Amount when due and payable (including any such amount due in connection with any reduction of the applicable Advance Value) pursuant to Section 2, or any Facility Interest when due, or (B) any other amount (including other fees, expenses, indemnities or other payment obligations) payable to the Administrative Agent or the Lenders hereunder or under any other Facility Document when due and such failure continues for more than two (2) Business Days after such amounts are due; or
(b)    Representation and Warranty Defaults. Any representation or warranty made herein or in any other Facility Document by the Borrower, the Guarantor or the Pledgor shall prove to have been untrue or misleading in any material respect as of the time made (w) in the case of clauses (f), (l), (p), and (aa) of Section 10, immediately upon occurrence, (x) in the case of clauses (k), (o) and (s) of Section 10, such failure shall continue unremedied for a period of one (1) Business Day, in each case, after the earlier of the Borrower’s, the Guarantor’s or the Pledgor’s, as applicable, actual knowledge of such failure or receipt of notice from the Administrative Agent of such failure, or (y) in the case of clause (d) of Section 10, such failure shall continue unremedied for a period of five (5) Business Days after the earlier of the Borrower’s, the Guarantor’s or the Pledgor’s, as applicable, actual knowledge of such failure or receipt of notice from the Administrative Agent of such failure, (z) for any such representation or warranty other than those specified in the foregoing clauses (w), (x) and (y), such failure shall continue unremedied for a period of thirty (30) days, in each case after the earlier of the Borrower’s, the Guarantor’s or the Pledgor’s, as applicable, actual knowledge of such failure or receipt of notice from the Administrative Agent of such failure; provided that it shall not be an Event of Default under this clause (b) in the event of a breach of a representation or warranty contained on Schedule 1 hereto unless the Administrative Agent shall have determined, in its sole and absolute discretion, (A) such representation or warranty to have been false or misleading, to the Borrower, the Grantor, or the Pledgor’s knowledge, on a regular basis or (B) the Borrower, the Guarantor or the Pledgor, as applicable, shall have intentionally made such representation or warranty with actual knowledge that such representation or warranty was materially false or misleading at the time made; or
(c)    Covenant Defaults. The Borrower, the Guarantor or the Pledgor shall fail to observe or perform any covenant or agreement applicable to the Borrower, the Guarantor or the Pledgor, as applicable, contained in the Facility Documents (other than the covenants identified in any other clause of this Section 12) (w) in the case of clauses (c), (f), (q), (r) and (bb) of Section 11, immediately upon occurrence, (x) in the case of clauses (a)(i), (a)(iii), (a)(v), (a)(vi), (g) and (m) of Section 11, such failure to observe or perform shall continue unremedied for a period of two (2) Business Days, in each case after the earlier of the Borrower’s, the Guarantor’s or the Pledgor’s actual knowledge, as applicable, of such failure to observe or perform or receipt of notice from the Administrative Agent of such failure to observe or perform (y) in the case of clauses (b)(iv) and (z) of Section 11, such failure to observe or perform shall continue unremedied for a period of five (5) Business Days, in each case after the earlier of the Borrower’s, the Guarantor’s or the Pledgor’s actual knowledge, as applicable, of such failure to observe or perform or receipt of notice from the Administrative Agent of such failure to observe or perform or (z) for any such covenant or agreement other than those specified in the foregoing clauses (w), (x) and (y), such failure to observe or perform shall continue unremedied for a period of thirty (30) days, in each case after the earlier of the Borrower’s, the Guarantor’s or the Pledgor’s actual knowledge, as applicable, of such failure to observe or perform or receipt of notice from the Administrative Agent of such failure to observe or perform; or
(d)    Insolvency Event. An Insolvency Event shall have occurred with respect to the Borrower, the Pledgor or the Guarantor; or
(e)    Judgments. A final judgment or judgments for the payment of money (i) in excess of $500,000 in the aggregate, that is not insured against (subject to applicable deductibles), shall be rendered against the Borrower or the Pledgor or (ii) in excess of $5,000,000 in the aggregate, that is not insured against (subject to applicable deductibles), shall be rendered against the Guarantor, in each case, by one or more Governmental Authorities having jurisdiction and the same shall not be paid, vacated, satisfied, dismissed, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof; or
(f)    Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken, or received any judicial or administrative order permitting such Governmental Authority to take, any action that is reasonably likely to result in a condemnation, seizure or appropriation, or assumption of custody or control of, all or any substantial part of the assets of the Borrower, the Pledgor or the Guarantor, or shall have taken any action to displace the management of the Borrower, the Pledgor or the Guarantor or to materially curtail its authority in the conduct of the business of the Borrower, the Pledgor or the Guarantor, or takes any action in the nature of enforcement to materially remove, limit or restrict the activities of the Borrower, the Pledgor or the Guarantor, in each case as such activities are contemplated by the Facility Documents; or
(g)    Enforceability. At any time after the execution and delivery thereof, (i) any Facility Document ceases to be in full force and effect or shall be declared null and void (other than by termination in accordance with the terms hereof or thereof), or (ii) the Borrower, the Guarantor, the Pledgor or any of their respective Affiliates shall contest, directly or indirectly, in whole or in part, the validity or enforceability of any Facility Document and such occurrence shall have a material adverse effect on the rights of the Administrative Agent or any Lender hereunder or under any other Facility Document; or
(h)    Liens. (i) The Administrative Agent for any reason shall cease to have a valid and perfected security interest in any portion of the Collateral with the priority provided for herein (which shall apply to any real property only after any applicable Mortgage Documents have been recorded in accordance with Section 2(m) after the occurrence of a Mortgage Event) (other than as a result of any action or omission by the Administrative Agent or any Lender) or (ii) the Borrower assigns any Collateral or suffers to exist any Liens on any of the Collateral other than as permitted under the Facility Documents; or
(i)    Change in Control. A Change in Control with respect to the Guarantor, the Borrower or the Pledgor that has not been consented to in writing by the Administrative Agent shall have occurred and, if susceptible to cure, such Change in Control shall not have been unwound, terminated or otherwise made ineffective within thirty (30) days after its occurrence; or
(j)    Payment Default. The Borrower, the Pledgor or the Guarantor shall have defaulted or failed to perform under any Indebtedness (including, without limitation, any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds) to which it is a party and for which there is borrowed funds outstanding (or contingent obligations in respect thereof) in an amount equal to or greater than $500,000 (in the case of the Borrower or the Pledgor) or $25,000,000 (in the case of the Guarantor); or
(k)    Securities Law Violation. The Borrower, the Pledgor or the Guarantor shall have become required to register as an “investment company,” or become a company “controlled” by an “investment company,” within the meaning of the Investment Company Act; or
(l)    Declaration of Non-Performance. The Borrower, the Pledgor or the Guarantor shall declare its inability to, or its intention not to, perform any of its respective obligations under any Facility Document; or
(m)    [Reserved]; or

(n)    Financial Covenants. The Guarantor shall fail to meet any Financial Covenants and such failure shall continue unremedied beyond five (5) Business Days after the relevant reporting date; or
(o)    Cross-Default. The Borrower, the Pledgor or the Guarantor or any of their respective affiliates shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract (including, without limitation, any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds) between such Person, on the one hand, and Administrative Agent, any Lender or any of their respective Affiliates on the other; provided, however, that this Section 12(o) shall not apply to any such instrument, agreement or contract for which the aggregate remaining outstanding amount due and payable to the Administrative Agent, any Lender or any of their respective Affiliates does not exceed $100,000; or
(p)    Guarantor Default. The Guarantor fails to make any payment when due under the terms of the Limited Guaranty and such failure continues unremedied beyond the expiration of any time period or cure period provided for therein.
Section 13.    Remedies.
(a)    If an Event of Default occurs and is continuing, the following rights and remedies are available to the Administrative Agent:
(i)    Administrative Agent may, and at the request of the Majority Lenders shall, by written notice to the Borrower (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event of a Borrower Party or Guarantor), declare all Secured Obligations to be immediately due and payable (the date on which such option is exercised being referred to hereinafter as the “Accelerated Repayment Date”).
(ii)    If the Administrative Agent exercises the option referred to in Section 13(a)(i), (A) the Borrower’s obligations to repay all Advances at the Aggregate Repayment Amount, any accrued and unpaid Facility Interest and all other Secured Obligations then due and owing shall thereupon become immediately due and payable, and (B) all Income paid after such exercise or deemed exercise shall be retained by the Administrative Agent and applied to the aggregate unpaid Aggregate Repayment Amount and any other amounts owed by the Borrower hereunder and/or under any other Facility Document.
(iii)    Administrative Agent shall have the right to obtain physical possession of all files of each Borrower Party relating to the Financed Properties and the Collateral and all documents relating to the Financed Properties and any Property related thereto which are then or may thereafter come in to the possession of a Borrower Party or any third party acting for a Borrower Party and each Borrower Party shall deliver to the Administrative Agent such assignments as the Administrative Agent shall request.

(iv)    Administrative Agent, or the Administrative Agent through its Affiliates or designees, may elect any or all of the following remedies (A) foreclose any Mortgage in part or in full, (B) sell, at a public or private sale at such price or prices as the Administrative Agent may reasonably deem satisfactory any or all of the Financed Properties and Collateral and (C) retain such Financed Properties and Collateral and give the Borrower credit for such Financed Properties in an amount equal to a Property Valuation Report of the related Property, which Property Valuation Report must be dated no earlier than thirty (30) days prior to the date of such retention, delivered to the Administrative Agent by the Valuation Agent, at the Borrower’s sole cost and expense. The net proceeds of any disposition of Financed Properties and Collateral effected pursuant to the foregoing shall be applied as determined by the Administrative Agent to satisfy the Secured Obligations hereunder in full, and any remaining amounts shall be distributed to the Borrower so long as the Borrower is owned by the Pledgor, and otherwise to the Pledgor.
(v)    Borrower shall be liable to the Administrative Agent for (A) the amount of all actual expenses, including reasonable and documented legal fees and expenses, actually incurred by the Administrative Agent in connection with or as a consequence of an Event of Default, (B) all actual reasonable costs incurred in connection with covering transactions or hedging transactions as a consequence of an Event of Default, and (C) any other actual loss, damage, cost or expense arising or resulting from the occurrence of an Event of Default.
(b)    Borrower acknowledges and agrees that (A) in the absence of a generally recognized source for prices or bid or offer quotations for any Financed Properties and Collateral, the Administrative Agent may establish the source therefor in its sole discretion and (B) all prices, bids and offers shall be determined together with accrued Income. The Borrower recognizes that it may not be possible to purchase or sell all of the Financed Properties and Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Financed Properties and Collateral may not be liquid at such time. In view of the nature of the Financed Properties and Collateral, the Borrower agrees that liquidation of the Financed Properties and Collateral does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, the Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any Financed Properties and Collateral, and nothing contained herein shall obligate the Administrative Agent to liquidate any Financed Properties and Collateral on the occurrence and during the continuance of an Event of Default or to liquidate all of the Financed Properties and Collateral in the same manner or on the same Business Day. The Administrative Agent may exercise one or more of the remedies available hereunder immediately upon the occurrence of an Event of Default and at any time thereafter without notice to the Borrower. All rights and remedies arising under this Agreement are cumulative and not exclusive of any other rights or remedies which the Administrative Agent may have.
(c)    Administrative Agent may enforce its and each Lender’s rights and remedies hereunder without prior judicial process or hearing, and the Borrower hereby expressly waives any defenses the Borrower might otherwise have to require the Administrative Agent to enforce its rights by judicial process. The Borrower also waives any defense (other than a defense of payment or performance) the Borrower might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Collateral, or from any other election of remedies. The Borrower recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(d)    Without limiting the rights of the Administrative Agent hereto to pursue all other legal and equitable rights available to the Administrative Agent for the Borrower’s failure to perform its obligations under this Agreement, the Borrower acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and the Administrative Agent shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit the Administrative Agent from pursuing any other remedies for such breach, including the recovery of monetary damages.
(e)    Administrative Agent shall have, in addition to its rights and remedies under the Facility Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between the Administrative Agent and a Borrower Party. Without limiting the generality of the foregoing, the Administrative Agent shall be entitled to set off the proceeds of the liquidation of the Financed Properties and Collateral against all of the Secured Obligations owed to the Administrative Agent, whether or not such obligations are then due, without prejudice to the Administrative Agent’s right to recover any deficiency.
(f)    In connection with the enforcement of the Mortgage Documents, if any, the terms of the Mortgage Documents shall control over any contrary provisions set forth herein.
(g)    Notwithstanding anything to the contrary herein or in any Facility Document, following an Event of Default resulting the Borrower’s failure to comply with its obligations pursuant to Section 11(b)(i)-(ii) (after giving effect to the cure period set forth in Section 12(c); provided, that so long as (i) the Guarantor is diligently pursuing remedies to cure such Event of Default, (ii) the Borrower has delivered an explanation as to the failure of the Borrower to comply with its obligations pursuant to Section 11(b)(i)-(ii), (iii) the Borrower has delivered periodic updates as requested by the Administrative Agent as to the status of curing such Event of Default and (iv) delivered any other information reasonably requested by the Administrative Agent regarding the financial status of the Guarantor, then the sole remedy for such Event of Default for the first [***] (or such longer period in the Administrative Agent’s sole discretion) shall consist exclusively of use of the Default Rate, [***], whenever computing the Applicable Rate. This Section 13(g) shall not apply following the expiration of the [***] period (or such longer period in the Administrative Agent’s sole discretion) described in the foregoing sentence or to any Event of Default other than the Borrower’s failure to comply with its obligations pursuant to Section 11(b)(i)-(ii). For the avoidance of doubt, notwithstanding anything in this Section 13(g), any failure to comply with its obligations pursuant to Section 11(b)(i)-(ii) (after giving effect to the cure period set forth in Section 12(c)) shall still constitute a Mortgage Event.
Section 14.    Indemnification and Expenses.

(a)    Borrower agrees to hold the Administrative Agent, each Lender, and their respective Affiliates and their respective officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind (including reasonable fees of counsel) which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s fraud, gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Borrower agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Collateral, including Financed Properties, which, in each case, results from anything other than the Indemnified Party’s bad faith, fraud, gross negligence, willful misconduct or breach of contract. In any suit, proceeding or action brought by an Indemnified Party in connection with any Collateral for any sum owing thereunder, or to enforce any provisions of any Collateral, the Borrower will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Borrower. The Borrower also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of the Administrative Agent and the Lenders’ rights under this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, including the reasonable fees and disbursements of its counsel. This Section 14(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, costs or expenses arising from any non-Tax claim.
(b)    The Borrower agrees to pay as and when billed by the Administrative Agent all of the reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Facility Document or any other documents prepared in connection herewith or therewith, including reasonable and documented legal fees and expenses and third-party diligence costs. The Borrower agrees to pay as and when billed by the Administrative Agent all of the costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including filing fees and all the reasonable and documented fees, disbursements and expenses of counsel to the Administrative Agent, which amounts may, to the extent not otherwise paid, be paid pursuant to Section 8(c) in connection with any Advance.
(c)    Borrower hereby acknowledges that the Secured Obligations of the Borrower from time to time to pay the Repayment Amount, the Facility Interest, and all other amounts due under this Agreement shall be full recourse obligations of the Borrower.
Section 15.    Assignability.

(a)    The rights and obligations of the parties under this Agreement and under any Advance shall not be assigned by the Borrower without the prior written consent of the Administrative Agent. Subject to the foregoing, this Agreement and any Advance shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any Person, other than the parties to this Agreement and their successors and assigns hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement. Each Lender, may from time to time assign all or a portion of its rights and obligations under this Agreement and the other Facility Documents to any Person with the consent of the Administrative Agent in its sole discretion; provided, that a Lender may not assign any rights or obligations to a Guarantor Competitor. Each such assignment shall be made pursuant to an executed assignment and acceptance by such Lender and assignee in form and substance acceptable to the Administrative Agent (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (i) such assignee shall be a party hereto and to each Facility Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of such Lender hereunder, and (ii) such Lender shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Facility Documents. Each such Assignment and Acceptance shall be delivered to the Administrative Agent. Unless otherwise stated in the Assignment and Acceptance, the Borrower-Related Parties shall continue to take direction solely from the Administrative Agent unless otherwise notified by the Administrative Agent in writing. The Administrative Agent may distribute to any prospective assignee any document or other information delivered to the applicable Lender by the Borrower Parties.
(b)    Each Lender may sell participations to one or more Persons that is not a Guarantor Competitor, in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Facility Documents except as provided in Section 6; provided, that such Lender shall act as agent for all purchasers, assignees and point of contact for the Borrower pursuant to agency provisions to be agreed upon by such Lender, its intended purchasers and/or assignees and the Borrower. Each Lender that sells a participation shall, acting solely for this purpose as agent of the Borrower, maintain a register on which it enters the name and address of each participant and amount of each participant’s interest under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement. Each Lender shall provide notice no later than five (5) Business Days’ notice to Borrower after the sale of a participation.
(c)    Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 15, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to a Borrower Party or any of its Subsidiaries or to any aspect of the Advances that has been furnished to such Lender by or on behalf of a Borrower-Related Party or any of its Subsidiaries; provided, that such assignee or participant (i) is not a Guarantor Competitor and (ii) agrees with the Borrower to hold such information subject to the confidentiality provisions of this Agreement.
(d)    For the avoidance of doubt, no assignment or participation shall increase the obligations of any Borrower-Related Party or the Guarantor hereunder or under any of the Facility Documents.
Section 16.    Transfer Register. The Administrative Agent, acting solely for this purpose as agent of the Borrower, shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of each assignee of a Lender, and the percentage or portion of such rights and obligations assigned (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders, shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.
Section 17.    Tax Treatment. Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal and relevant state and local income and franchise taxes, to treat each Advance as indebtedness of the Borrower that is secured by the Collateral and that the Collateral is owned by the Borrower in the absence of an exercise of remedies pursuant to this Agreement resulting in the Administrative Agent or the Lenders taking title to the Collateral. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by a change in law occurring after the date hereof, a closing agreement with an applicable taxing authority, or a final non-appealable judgment of a court of competent jurisdiction.
Section 18.    Set-Off.
(a)    In addition to any rights and remedies of the Administrative Agent and Lenders hereunder and by law, the Administrative Agent, each Lender and each of its Affiliates, shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by all Requirements of Law to set-off and appropriate and apply against any obligation from the Borrower to the Administrative Agent or any Lender or any of its respective Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from the Administrative Agent or such Lender or any Affiliate thereof to or for the credit or the account of the Borrower. The Administrative Agent and each Lender agree promptly to notify the Borrower after any such set-off and application made by the Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such set-off and application.
(b)    Administrative Agent shall at any time have the right, in each case until such time as the Administrative Agent determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that the Administrative Agent or any Lender would otherwise be obligated to pay, remit or deliver to the Borrower hereunder if an Event of Default has occurred and is continuing.

Section 19.    Survival. Each representation and warranty made or deemed to be made by the Borrower, herein or pursuant hereto shall survive the making of such representation and warranty, and other than as contemplated hereunder, the Administrative Agent shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Advance was made. The obligations of the Borrower under Section 14 shall survive the termination of this Agreement.
Section 20.    Notices and Other Communications. Unless otherwise specified in this Agreement, all notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given and received (a) when sent by facsimile, upon receipt of an electronically generated confirmation of receipt by the addressee, or delivered personally or (b) upon transmission of email provided no electronic notice of non-delivery is received by the sender or (c) on the first (1st) Business Day after being sent by nationally recognized overnight delivery service or (d) on the third (3rd) Business Day after being sent by registered or certified U.S. mail (postage prepaid, return receipt requested) to the parties at the facsimile number, email address or street address set forth in the “Address for Notices” specified below its name on the signature pages hereof or thereof; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party hereto. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.
Section 21.    Entire Agreement; Severability; Single Agreement.
(a)    This Agreement, together with the Facility Documents, constitutes the entire understanding among the Administrative Agent, the Lenders and the Borrower with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for loan transactions involving Financed Properties. By acceptance of this Agreement, the Administrative Agent, each Lender and the Borrower each acknowledges that it has not made, and is not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
(b)    Each Lender and the Borrower acknowledges that, and has entered hereinto and the Lenders will make each Advance hereunder in consideration of and in reliance upon the fact that, all Advances made by the Lenders hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Advances made by the Lenders hereunder. Accordingly, each Lender and the Borrower each agrees (i) to perform all of its obligations in respect of each Advance, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Advances hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Advance against obligations owing to them in respect of any other Advance hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Advance shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Advances hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.
Section 22.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN.
Section 23.    SUBMISSION TO JURISDICTION; WAIVERS. THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(a)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(b)    TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER WHETHER OR NOT INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION. NO INDEMNIFIED PARTY OR THE BORROWER SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY FACILITY DOCUMENT.
(c)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(d)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED;
(e)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND
(f)    ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY ALL REQUIREMENTS OF LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 24.    No Waivers, Etc. No failure on the part of the Administrative Agent to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Facility Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
Section 25.    Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.
(a)    Borrower hereby acknowledges that the Lenders have made the Advances to the Borrower upon, among other things, the security of its collective interest in the Financed Properties and in reliance upon the aggregate of the Financed Properties taken together being of greater value as collateral security than the sum of each Financed Property taken separately. The Borrower agrees that the Mortgages, if any, are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages, if any, shall constitute an Event of Default under each of the other Mortgages, if any; (ii) an Event of Default under this Agreement shall constitute an Event of Default under each Mortgage, if any; (iii) each Mortgage, if any, shall constitute security as if a single blanket lien were placed on all of the Financed Properties as security; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.
(b)    To the fullest extent permitted by law, the Borrower for itself and its successors and assigns, waives all rights to a marshalling of the assets of the Borrower, the Borrower’s partners or members and of the Financed Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, if any, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of the Administrative Agent under the Facility Documents to a sale of the Financed

Properties for the collection of the Secured Obligations without any prior or different resort for collection or of the right of the Administrative Agent to the payment of the Secured Obligations out of the net proceeds of the Financed Properties in preference to every other claimant whatsoever. In addition, the Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, if any, any equitable right otherwise available to the Borrower which would require the separate sale of the Financed Properties or require the Administrative Agent to exhaust its remedies against any Financed Property or any combination of the Financed Properties before proceeding against any other Financed Property or combination of Financed Properties; and further in the event of such foreclosure the Borrower does hereby expressly consent to and authorizes, at the option of the Administrative Agent the foreclosure and sale either separately or together of any combination of the Financed Properties.
Section 26.    Confidentiality.
(a)    Each Lender and the Administrative Agent each hereby acknowledges and agrees that all Borrower Confidential Information shall be kept confidential by the party receiving such information (the “Recipient”) and shall not be divulged to any Person without the prior written consent of the party providing such information (the “Disclosing Party”) except to the extent that (i) it is necessary to disclose to Recipient’s Affiliates and its and their directors, officers, employees, agents, legal counsel, accountants, or auditors (collectively, “Representatives”), (ii) Recipient is requested or required by governmental agencies, regulatory bodies, self-regulatory organizations with jurisdiction, bank examiners, or pursuant to legal proceedings (including, without limitation, orders, subpoenas or discovery requests), or other governmental or regulatory process, (iii) the Borrower Confidential Information was provided to Recipient by a third party not known to Recipient at the time of disclosure to be subject to a duty of confidentiality to the Disclosing Party, (iv) any of the Borrower Confidential Information is in the public domain other than due to a breach of this covenant or (v) the Administrative Agent or any Lender may disclose any Borrower Confidential Information to any rating agency, assignee, participant, prospective assignee or prospective participant, and, in each case their respective agents, legal counsel or advisors; provided, however, that in the case of assignees, participants, prospective assignees and prospective participants, Borrower Confidential Information shall only be divulged if such party is subject to confidentiality restrictions substantially similar to those contained herein; provided, further, that such Recipients may only use Borrower Confidential Information (i) for the purposes expressly contemplated by the Facility Documents or (ii) to evaluate becoming an assignee or participant under this Agreement. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Facility Document, the Borrower or a Lender (or any of its Representatives) may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Advances, any fact relevant to understanding the federal, state and local tax treatment of the Advances, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment. The provisions set forth in this Section 26 shall survive the termination of this Agreement.
(b)    Notwithstanding anything in this Agreement to the contrary, each Lender and the Administrative Agent shall comply with all applicable local, state and federal laws, including all privacy and data protection laws, rules and regulations that are applicable to the Collateral and/or any applicable terms of this Agreement (the “Confidential Information”). Each Lender and the Administrative Agent shall implement such reasonable administrative, technical and physical safeguards and other security measures to (i) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” of the Borrower or any Affiliates of any of the foregoing which such Lender or the Administrative Agent, holds, (ii) protect against any anticipated threats or hazards to the security and integrity of such nonpublic personal information, and (iii) protect against any unauthorized access to or use of such nonpublic personal information. Each Lender and the Administrative Agent shall notify, to the extent permissible by applicable law, the applicable party immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the Borrower or any of its Affiliates, as applicable, provided directly to such party. Each Lender and the Administrative Agent shall provide such notice to the applicable party by personal delivery, by facsimile or email with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.
Section 27.    Conflicts. In the event of any conflict between the terms of this Agreement and any other Facility Document, the terms of this Agreement shall prevail.
Section 28.    Miscellaneous.
(a)    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Counterparts may be delivered electronically.
(b)    Captions. The captions and headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
(c)    Acknowledgment. The Borrower hereby acknowledges that:
(i)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Facility Documents;
(ii)    none of the Administrative Agent or any Lender has a fiduciary relationship to any Borrower Party; and
(iii)    no joint venture exists between the Administrative Agent or any Lender and any Borrower Party.
(d)    Documents Mutually Drafted. The Borrower, the Administrative Agent and each Lender agree that this Agreement and each other Facility Document prepared in connection with the Advances set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

Section 29.    Amendments and Waivers. Except as provided in this Section or as otherwise provided in this Agreement, no amendment, waiver, or other modification of any provision of this Agreement or any schedule or exhibit hereto shall be effective without the written agreement of the Borrower, the Administrative Agent and the Majority Lenders; provided that:
(a)    no such amendment, waiver or other modification shall, without the written consent of each Lender adversely affected thereby;
(i)    increase the Lender Maximum Funding Amount of any Lender;
(ii)    extend the Facility Termination Date, other than as contemplated by Section 2(b);
(iii)    postpone any date scheduled for, or reduce the amount of, any payment of principal or interest owing under or change the order of the application of available funds specified herein (other than, for purposes of clarity, as provided in Section 2(i));
(iv)    reduce (absent payment thereof) the amount of Advances Outstanding, the rate of interest thereon, any amount payable to any Lender or the currency applied to amounts due and payable in respect of the Advances Outstanding (other than, for purposes of clarity, as described in Section 4(e) herein), other than, in each case, any waiver with respect to the payment of any Facility Interest accruing at an Applicable Rate calculated by reference to the Default Rate instead of the Pricing Rate;
(v)    change any provision of Section 8(c), this Section 29, the definition of “Pro Rata Share” or “Majority Lenders” or any other provision specifying the number of the Lenders or portion of the Advances Outstanding under the Facility Documents;
(vi)    release any claims accruing to the Lenders as secured parties hereunder or under applicable laws (other than, for purposes of clarity, as provided in Section 2(j)), without the written consent of each Lender;
(vii)    release the Borrower, the Guarantor, the Asset Manager, or any Collateral from the provisions of any Facility Document (other than, for purposes of clarity, as provided in Section 2(j));
(b)    no such amendment, waiver or other modification shall amend, waive or modify any provision of this Agreement applicable to the Asset Manager without the written consent of the Asset Manager; and
(c)    Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Facility Documents (i) to correct, amend, resolve or cure any ambiguity, omission, mistake, defect or inconsistency or correct any typographical error or other manifest error in any Facility Document, (ii) to comply with local law or advice of local counsel in any jurisdiction the laws of which govern any Mortgage Document or that are relevant to the creation, perfection, protection and/or priority of any Lien in favor of the Administrative Agent, (iii) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Administrative Agent and/or the Lenders, (iv) to make administrative or operational changes not adverse to any Lender or (v) to add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders.
Section 30.    Administrative Agent Provisions.
(a)    Appointment and Authority. Each Lender hereby irrevocably appoints Goldman Sachs Bank USA to act on its behalf as the Administrative Agent hereunder and under the other Facility Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise all such powers as are expressly delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 30 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have any rights as a third-party beneficiary of any of such provisions (other than with respect to Section 30(i) with respect to which each Lender and the Administrative Agent acknowledges and agrees that the Borrower shall be a third-party beneficiary) or any obligations to comply with any of the provisions of this Section 30.
(b)    Rights as a Lender. The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or another Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
(c)    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Facility Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Facility Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (and shall be fully protected in so exercising such discretionary rights or powers); provided that the Administrative Agent shall not be required to take any action that (A) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (B) is contrary to this Agreement or any other Facility Document or applicable law, including any action that may be in violation of the automatic stay under any Requirements of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may affect a forfeiture; and

(iii)    shall not, except as expressly set forth herein and in the other Facility Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent.
Neither the Administrative Agent nor any of its officers, directors, employees, attorneys-in-fact or Affiliates shall be (i) liable for any action taken or not taken by it (x) in accordance with the rights and powers that are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Facility Document, (y) with the consent or at the request of the Majority Lenders, or (z) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, or (ii) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by any Borrower-Related Party or any officer thereof contained in any Facility Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Facility Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Facility Document or for any failure of any Borrower-Related Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Facility Document, or to inspect the properties, books or records of any Borrower-Related Party. The Administrative Agent shall be deemed not to have knowledge of any Event of Default or Default unless and until notice describing such Event of Default or Default is given to the Administrative Agent by the Borrower or an Affiliate thereof or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Facility Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Facility Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and shall be entitled to, but not required to, seek direction from the Majority Lenders in connection with the exercise of its rights and performance of its obligations hereunder, and conclusively rely on any such direction of the Majority Lenders.
(d)    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(e)    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Facility Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Affiliates. The exculpatory provisions of this Section 30 shall apply to any such sub-agent and to such Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent selected by it with reasonable care.
(f)    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring administrative agent gives notice of its resignation, then the retiring administrative agent may on behalf of the Lenders appoint a successor administrative agent meeting the qualifications set forth above; provided, that if the administrative agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring administrative agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Facility Documents, the retiring administrative agent shall continue to hold such collateral security until such time as a successor administrative agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Lenders appoint a successor administrative agent as provided for in this Section 30(f). Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) the Administrative Agent, and the retiring administrative agent shall be discharged from all of its duties and obligations hereunder or under the other Facility Documents (if not already discharged therefrom as provided above in this Section 30(f)). The fees payable by the Borrower to a successor administrative agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring administrative agent’s resignation hereunder and under the other Facility Documents, the provisions of this Section 30 shall continue in effect for the benefit of such retiring administrative agent, its sub agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring administrative agent was acting as the Administrative Agent.
(g)    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, attorneys-in-fact or Affiliates have made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Borrower-Related Party or any affiliate of a Borrower-Related Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Facility Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower-Related Party or any Affiliate of a Borrower-Related Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, attorneys-in-fact or Affiliates.
(h)    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party or the Guarantor, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Borrower Party or the Guarantor) shall be entitled and empowered, by intervention in such proceeding or otherwise
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for reimbursement under Section 14) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Facility Documents.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
(i)    Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Facility Document, the authority to enforce rights and remedies hereunder and under the other Facility Documents against the Borrower Parties, the Guarantor or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with the Facility Documents for the benefit of all the Lenders; provided, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Facility Documents, (ii) any Lender from exercising setoff rights in accordance with Section 18 or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower Party or the Guarantor under any bankruptcy or other debtor relief law; and provided, further that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Facility Documents, then (A) the Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 13 and (B) any Lender may, with the consent of the other Lenders, enforce any rights and remedies available to it and as authorized by each other Lender.
(j)    Collateral Matters. The Administrative Agent in such capacity is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Facility Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Lender (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Facility Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders upon the terms of such documents. In the event that any Collateral and/or Pledged Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and is hereby granted a power of attorney, to execute and deliver on behalf of the Lenders any Facility Documents necessary or appropriate to grant and perfect a Lien on such Collateral and Pledged Collateral in favor of the Administrative Agent on behalf of the Lenders. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral and Pledged Collateral (i) as described herein and the Pledge Agreement; (ii) as permitted by, but only in accordance with, the terms of the applicable Facility Document; or (iii) if approved, authorized or ratified in writing by the Majority Lenders. Upon request by the Administrative Agent at any time, the Lenders shall confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral and Pledged Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral and/or Pledged Collateral which is permitted pursuant to the terms of any Facility Document, or consented to in writing by the Majority Lenders, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) take such actions as set forth herein and the Pledge Agreement, as applicable; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of any Borrower or the Pledgor in respect of) all interests retained by the Borrower, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral and all interests retained by the Pledgor, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Pledged Collateral.
Section 31.    [***]. The Borrower agrees that should any of the Guarantor, the Borrower or any of their respective Affiliates [***], with any Person (i) for which [***] will be used by the Guarantor, the Borrower, or any of their respective Affiliates [***], (ii) which either (A) by its terms [***] with respect to [***], including, without limitation, [***] or (B) permits [***] (either (A) or (B), a “[***]”) and (iii) [***], the Borrower shall give (i) in the case of a [***], or (ii) in the case of a [***]. No later than (i) in the case of an [***], or (ii) in the case of a [***], at the request of Administrative Agent, [***] and the Borrower shall [***] as may be required by Administrative Agent [***].
Section 32.    [Reserved].
Section 33.    General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)    the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
(b)    accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;
(c)    references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;
(d)    a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to clauses, paragraphs and other subdivisions;
(e)    the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f)    the term “include” or “including” shall mean without limitation by reason of enumeration;
(g)    all times specified herein or in any other Facility Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and
(h)    all references herein or in any Facility Document to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.
(i)    Any Borrower-Related Party’s or Guarantor’s obligation to deliver any report or information under this Agreement or any Facility Document shall be deemed to be satisfied if and as of such date, such report or information is filed with the SEC pursuant to the SEC’s Electronic Data Gathering and Analysis Recovery system.
Section 34.    State Specific Provisions.
(a)    The state specific provisions set forth in this Section shall only apply in the event a Mortgage Event has occurred and the Administrative Agent, on behalf of the Lenders, has elected to exercise its rights pursuant to Section 2(m). In connection with the foregoing, Borrower agrees to cooperate with Administrative Agent in the event any of the state specific provisions in this Section 34(b) through Section 34(e) have to be amended or any other state specific provisions need to be added to comply with local law or the advice of local counsel in connection with the execution and delivery of any Mortgage Documents.
(b)    California. Anything to the contrary herein or elsewhere notwithstanding, in no event shall Borrower have any liability or other obligation under or with respect to the Limited Guaranty or Pledge Agreement. The following California provisions do not limit the express choice of New York law as set forth in Section 22 of this Agreement and the other Facility Documents. If and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Facility Documents, California law is held to govern this Agreement, any Mortgage Document encumbering a Financed Property located in California or any other Facility Document:
(i)    Waiver of Offset. Notwithstanding anything contained herein to the contrary, no portion of any of the obligations shall be or be deemed to be offset or compensated by all or any part of any claim, cause of action, counterclaim, or cross-claim, whether liquidated or unliquidated, that Borrower may have or claim to have against any other Borrower-Related Party. Borrower hereby waives, to the fullest extent permitted by applicable law, the benefits of California Code of Civil Procedure Section 431.70.
(ii)    Insurance Notice.    Administrative Agent hereby notifies Borrower of the provisions of Section 2955.5(a) of the California Civil Code, which reads as follows:
“No lender shall require a borrower, as a condition of receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property.”
(iii)    This disclosure is being made by Administrative Agent to Borrower pursuant to Section 2955.5(b) of the California Civil Code. Borrower hereby acknowledges receipt of this disclosure and acknowledges that this disclosure has been made by Administrative Agent before execution of this Agreement.
(iv)    Access to Properties. Lender’s rights under Section 11(v) of this Agreement shall be deemed to include, without limitation, its rights under California Civil Code Section 2929.5, as such provisions may be amended from time to time.
(c)    Colorado. The following Colorado provision does not limit the express choice of New York law as set forth in Section 22 of this Agreement and the other Facility Documents. If and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Facility Documents, Colorado law is held to govern this Agreement, any Mortgage Document encumbering a Financed Property located in Colorado or any other Facility Document:
(i)    No agreements, conditions, provisions or stipulations contained in this Agreement or in any of the other Facility Documents, or any Event of Default, or any exercise by Administrative Agent, on behalf of the Lenders, of the right to accelerate the payment of the maturity of principal and interest, any fees, or other amount due hereunder, or to exercise any option whatsoever, contained in this Agreement or any of the other Facility Documents, or the arising of any contingency whatsoever, shall entitle Administrative Agent, on behalf of Lenders, to collect, in any event, interest exceeding the maximum authorized by C.R.S. § 5-12-101 et seq., and in no event shall Borrower be obligated to pay interest exceeding such rate, including on any judgment amount, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the maximum allowed by law, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such maximum interest allowed by law.
(ii)    Notwithstanding any provision of this Agreement or the Facility Documents to the contrary Borrower shall not have any liability or other obligation under or with respect to the Limited Guaranty or Pledge Agreement and such guaranties shall not be deemed to be secured by any deed of trust encumbering any Financed Property in Colorado.
(d)    Texas. The following Texas provision does not limit the express choice of New York law as set forth in Section 22 of this Agreement and the other Facility Documents. If and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Facility Documents, Texas law is held to govern this Agreement, any Mortgage Document encumbering a Financed Property located in Texas or any other Facility Document:
(i)    [Reserved].

(e)    Oklahoma. The following Oklahoma provision does not limit the express choice of New York law set forth in Section 22 of this Agreement and as set forth in the other Facility Documents, and is set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Facility Documents, Oklahoma law is held to govern this Agreement, any Mortgage Document encumbering a Financed Property located in Oklahoma or any other Facility Document:
(i)    Without limiting any other provision of this Agreement, Borrower further waives, to the fullest extent permitted by applicable law, any right to revoke this Agreement as to any future advances by a Lender under any mortgage to protect its interest in the Financed Properties. If Administrative Agent, on behalf of the Lenders, elects to enforce this Agreement before, or without, enforcing any mortgage, Borrower waives any right, whether pursuant to 12 Okla. Stat. Section 686 or otherwise, to require any Lender to set off the value of the Properties against the obligations. Without limiting any other provision of this Agreement, Borrower also hereby specifically waives all defenses, counterclaims, set-offs, benefits and rights which Borrower might now or in the future have pursuant to 12 Okla. Stat. Section 686, 12A Okla. Stat. Section 3-605 and 15 Okla. Stat. Sections 323, 334, 335, 337, 338, 339, 341 and 344.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.
ADMINISTRATIVE AGENT:
GOLDMAN SACHS BANK USA

By:	/s/ Thomas M. Manning Name: Thomas M. Manning Title: Authorized Signatory
Addresses for Notices:
Goldman Sachs Bank USA
2001 Ross Ave., Suite 2800
Dallas, TX 75201
Attention: [***]
Telephone No.: [***]
Email: [***]

[Signature Page to Loan and Security Agreement]

LENDER:
GOLDMAN SACHS BANK USA

By:	/s/ Thomas M. Manning Name: Thomas M. Manning Title: Authorized Signatory
Addresses for Notices:
Goldman Sachs Bank USA
2001 Ross Ave., Suite 2800
Dallas, TX 75201
Attention: [***]
Telephone No.: [***]
Email: [***]

[Signature Page to Loan and Security Agreement]

BORROWER:
REDFINNOW BORROWER LLC,
as Borrower

By:	/s/ Chris Nielsen Name: Chris Nielsen Title: Authorized Signatory
Address for Notices:
RedfinNow Borrower LLC
1099 Stewart Street, Suite 600
Seattle, WA 98101
Attention: Legal Department
Telephone No.: 206-576-8333
Email: [***]

[Signature Page to Loan and Security Agreement]